Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

NDS SURGICAL IMAGING, LLC,

NDS IMAGING HOLDINGS, LLC

and

PLANAR SYSTEMS, INC.

Dated as of August 6, 2008

4.17	Employee Benefits	29

4.18	Employees	30

4.19	Environmental Matters	31

4.20	Related Party Transactions	32

4.21	Insurance	32

4.22	Minute Books	32

4.23	Brokers’ Fees	32

4.24	Accounts Receivable	33

4.25	FDA Compliance	33

4.26	Healthcare Compliance	34

4.27	Export Control Laws	35

4.28	Foreign Corrupt Practices Act	35

4.29	Projections; Other Representations	35

4.30	Representations Complete	36

ARTICLE V – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		36

5.1	Organization, Qualification and Corporate Power	36

5.2	Enforceability	36

5.3	No Violations; Consents	37

5.4	Compliance with Law	37

5.5	Brokers’ Fees	38

5.6	Litigation	38

5.7	Independent Investigation	38

5.8	Financial Statements; No Undisclosed Liabilities	38

5.9	Financing	39

5.10	Solvency	39

5.11	No Material Adverse Effect	39

5.12	Capitalization	39

ARTICLE VI – CONDITIONS TO CLOSING		40

6.1	Closing Deliverables to the Purchaser	40

6.2	Closing Deliverables of the Purchaser	41

ARTICLE VII – COVENANTS		41

7.1	Post-Closing Covenants	41

-ii-

7.2	Non-Competition Agreement	48

7.3	Employee Non-Solicitation Agreement	48

7.4	Miscellaneous	49

ARTICLE VIII – SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION		49

8.1	Survival	49

8.2	Seller’s Indemnification	49

8.3	Claims	50

8.4	Limitations; Exclusive Remedy; Effect of Investigation; Waiver	52

ARTICLE IX – MISCELLANEOUS		53

9.1	Expenses	53

9.2	Publicity	53

9.3	Notices	53

9.4	Headings	54

9.5	Seller Deliverables	54

9.6	Entire Agreement; Amendments	54

9.7	Severability	55

9.8	Waiver	55

9.9	Binding Effect; Assignment	55

9.10	No Third Party Beneficiaries	55

9.11	Specific Performance	55

9.12	Counterparts	56

9.13	Governing Law	56

9.14	Consent to Jurisdiction and Venue	56

9.15	Waiver of Jury Trial	57

9.16	Other Remedies	57

9.17	Interpretation	57

9.18	Rules of Construction	57

-iii-

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of August 6, 2008 by and among NDS Imaging Holdings, LLC, a Delaware limited liability company (“Purchaser”) and Planar Systems, Inc., an Oregon corporation (the “Seller”) and NDS Surgical Imaging, LLC, a Delaware limited liability company (“NDS”). Certain capitalized terms in this Agreement have the meanings ascribed thereto in Section 1.1.

RECITALS

A. The Board of Managers of the Purchaser and the Board of Directors of the Seller believe it is advisable and in the best interest of each entity and their respective equity holders that the Purchaser acquire all issued and outstanding capital stock of DOME imaging systems, inc., a Delaware corporation (the “Company”) pursuant to the terms hereof.

B. The Seller is the owner of all of the issued and outstanding capital stock of the Company.

C. The Seller desires to sell, and the Purchaser desires to purchase, all of the issued and outstanding capital stock of the Company (the “Stock Purchase”) upon the terms and subject to the conditions set forth herein.

D. The Seller, the Purchaser and NDS desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated herein.

E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Purchaser to enter into this Agreement, (i) each of the Selected Employees (as defined below) shall have entered into an “at will” employment arrangement with the Purchaser or a Subsidiary thereof to be effective as of the Closing Date pursuant to his or her execution of an offer letter and a proprietary information and inventions assignment agreement, each on the Purchaser’s standard form; and (ii) each of the Selected Employees shall have executed and delivered to the Purchaser a Non-Competition Agreement (as defined below) substantially in the form attached hereto as Schedule A.

F. The Seller the Purchaser and NDS have approved this Agreement and the Stock Purchase as required by Applicable Law (as defined below).

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements and respective representations, warranties and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I – DEFINITIONS

1.1	Certain Defined Terms

Unless the context requires otherwise, the following terms shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“2008 Plan Year” is defined in Section 7.1(a)(iv).

“Actions” is defined in Section 4.16.

“Adjusted Purchase Price” is defined in Section 3.3(b).

“Affiliate” means, with respect to a specified Person, any Person who directly or indirectly Controls, is Controlled by or is under common Control with the specified Person.

“Agreement” is defined in the introductory paragraph.

“Applicable Law” is defined in Section 4.5(a).

“Arbitrator” is defined in Section 3.2.

“Balance Sheet Date” means June 27, 2008, the date of the most recent unaudited balance sheet included in the Financial Statements.

“Benefit Plan” means any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA, and any other employment, bonus, pension, profit sharing, deferred compensation, phantom stock, stock option or other (other than at will offer letters that do not provide for any severance or termination benefits) equity based award, severance, disability, change-in-control, vacation, commission, welfare, fringe benefit or other material benefit plan, agreement, policy, program or arrangement (whether written or unwritten, funded or unfunded) sponsored or maintained by the Company, the Seller or any ERISA Affiliate for the benefit of any Business Employee.

“Business” means the medical business unit of the Seller (including the business as conducted through Planar Systems OY, Planar GmbH and the Seller’s representative office in the People’s Republic of China) and the Company as such business is currently conducted, including their design, development, distribution and sale of LCD medical-grade displays and related software for use in diagnostic imaging and medical-grade patient monitors and which, for the avoidance of doubt, shall specifically exclude (a) any stereoscopic display technology or Intellectual Property related thereto owned or licensed by the Seller or (b) any technology or Intellectual Property of the Seller’s Control Room and Signage Business Unit used in the GX46 display marketed by the Business.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks generally are required or authorized to be closed in Portland, Oregon.

“Business Employee” means any current or former officer, director, employee or other service provider of the Company or who is employed by the Seller or Affiliates of the Seller and devotes (or devoted) substantially all of his or her time working for the Business.

“Cap” is defined in Section 8.4(b).

“Ceiling” is defined in Section 3.3(a).

“Claim” is defined in Section 8.3(a).

“Claim Notice” is defined in Section 8.3(a).

“Closing” is defined in Section 2.2.

“Closing Date” is defined in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar and applicable state statute.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in Recital A.

“Company Collective Bargaining Agreement” is defined in Section 4.18(b).

“Company Intellectual Property” is defined in Section 4.11(g).

“Company Permits” is defined in Section 4.5(b).

“Company Products” means all products and services developed (including products and services for which development is substantially completed), manufactured, made commercially available, marketed, distributed, sold, imported for resale or licensed out by or on behalf of the Company since acquired by the Seller.

“Company Registered Intellectual Property” is defined in Section 4.11(a).

“Company Source Code” is defined in Section 4.11(i).

“Continuing Employees” means the persons listed on Schedule 7.1(a)(i).

“Contract” means any mortgage, indenture, lease, contract, agreement, instrument, obligation or any other commitment, whether oral or written.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through ownership of voting securities or otherwise.

“Current Balance Sheet” means the unaudited balance sheet of the Business dated as of the Balance Sheet Date.

“Customer Personal Data” means data that relate to an individual who can be identified either from that data or from that data and other information that is in the possession of the Company.

“Delayed Payment” is defined in Section 3.1(a).

“Delayed Payment Deadline” is defined in Section 3.1(a).

“Deductible Basket” is defined in Section 8.4(b).

“Dispute Notice” is defined in Section 3.2.

“Employment-Related Liabilities” shall mean employee compensation/salaries, accrued commissions, accrued payroll taxes, accrued 401(k), other payroll withholding and accrued bonuses. For the avoidance of doubt, accrued vacation shall not be included within the meaning of the term Employment-Related Liabilities.

“Environmental Law(s)” means all federal, state and local statutes, regulations, directives, codes, and policies having the force of law, and all court orders, decrees and arbitration awards, and the common law, relating to pollution or protection of the environment, natural resources or worker health and safety, including, those related to the use, handling, transport, treatment, recycling, labeling, manufacture, exposure of others to, sale, or disposal, release or discharge of Hazardous Materials or any product or waste containing a Hazardous Material, including but not limited to the European Union (“EU”) Directive 2002/96/EC on waste electrical and electronic equipment, EU Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment, and the Chinese Management Methods for Controlling Pollution by Electronic Information Products.

“Environmental Permits” means all approvals, permits, registrations, certifications, licenses, clearances or consents required to be obtained from any Governmental Authority required under or issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Subsidiary of the Seller and any other person that, together with the Seller, would be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Export Approvals” is defined in Section 4.27(a).

“FCPA” is defined in Section 4.28.

“FDA” is defined in Section 4.5.

“Fergason” is defined in Section 7.1(h)(iii).

“Fergason Agreement” is defined in Section 7.1(h)(iii).

“Final Working Capital” is defined in Section 3.2.

“Financial Records” is defined in Section 7.1(e).

“Financial Statements” means the unaudited pro forma balance sheet of the Business and the related unaudited pro forma statements of income as of and for the fiscal years ended September 29, 2006 and September 28, 2007 and the nine months ended June 27, 2008.

“Floor” is defined in Section 3.3(a).

“FSAs” is defined in Section 7.1(a)(iv).

“Funded Indebtedness” means, without duplication, the aggregate amount (including the current portions thereof) of all (a) indebtedness for money borrowed from others, letters of credit and purchase money indebtedness (other than accounts payable in the ordinary course) of the Company (including any such obligations that are not full recourse to the Company but are secured by assets of the Company); (b) obligations of the Company evidenced by bonds, debentures, notes or similar instruments; (c) all obligations under leases of the Company that are required to be reflected as capital lease obligations on the consolidated balance sheet of the Company by GAAP; (d) all inter-company debt of the Company to the Seller or any Affiliate of the Seller; and (e) all guarantees or other direct or indirect assurances of payment by the Company of any of the foregoing types of indebtedness owed by any other Person. Funded Indebtedness shall not include outstanding, uncashed checks or drafts on Company bank accounts.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any government, governmental or regulatory authority, agency, instrumentality, department, court, commission, body, tribunal or other governmental entity, whether foreign or domestic and whether national, federal, state, provincial or local.

“Government Programs” is defined in Section 4.26(a).

“Hazardous Materials” means (a) any petroleum products, by-products or breakdown products, radioactive materials, friable asbestos-containing materials and polychlorinated biphenals; (b) all chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste; (c) any radioactive substances, elements or compounds; or (d) any biological pathogens, viruses or harmful biological substances under any applicable Environmental Law.

“Healthcare Laws” is defined in Section 4.26(c).

“Indemnified Party” is defined in Section 8.2(a).

“Indemnifying Party” is defined in Section 8.3(a).

“Initial Payment” is defined in Section 3.1(a).

“Intellectual Property” means all United States and foreign trademarks, service marks, trade names, slogans, logos, trade dress, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; patents, utility, models and industrial design registrations and applications therefor (including, without limitation, any continuations, divisionals, continuations-in-part, provisionals, extensions, renewals, reissues, re-examinations and applications for any of the foregoing and foreign counterparts thereof), and patent and invention disclosures; copyrights and copyrightable subject matter (including, without limitation, any registration and applications for any of the foregoing); mask works rights and trade secrets and other confidential business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data and know-how, financial, marketing and business data and know-how, pricing and cost information, business and marketing plans, customer and supplier lists and information, where confidential), and computer programs (whether in source code, object code or other form); World Wide Web addresses and domain registrations.

“Interim Date” is defined in Section 3.1(b).

“Interim Interest Payment” is defined in Section 3.1(b).

“Internal Controls” is defined in Section 4.7(d).

“International Employee Plan” means each Benefit Plan for the benefit of any Business Employees who perform or performed services outside the United States.

“IRS” means the United States Internal Revenue Service.

“Leased Real Property” means all real property, land, buildings, improvements and structures leased, subleased or occupied by the Company or that will be used solely for the benefit of the Company immediately following the Closing.

“Leases” is defined in Section 4.10(b).

“Liabilities” is defined in Section 4.7(b).

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest, restriction, equitable interest, option, easement, exception to title of any kind, restriction or third-party right or encumbrance of any nature.

“Losses” is defined in Section 8.2(a).

“Material Adverse Effect” or “Material Adverse Change” means any change, development, fact, condition, event, occurrence or effect (any such item, an “Effect”) with respect to the Company or the Business, taken as a whole, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the assets, business, properties, operations, condition (financial or otherwise) or results of operations of the Company or the Business, taken as a whole, or would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following Effects shall constitute a Material Adverse Effect or Material Adverse Change: (a) any Effects to the extent directly resulting from the announcement of the transactions contemplated by this Agreement or the satisfaction of the parties’ respective obligations set forth herein, (b) any Effects to the extent directly resulting from the identity of the Purchaser or NDS, (c) changes in the general economic conditions or political climate in the United States or any region where the Business operates, (d) changes in the U.S. or global financial or banking markets (including any disruption thereof), (e) changes generally applicable to the industries in which the Business is conducted, (f) changes after the date hereof in laws, rules and regulations applicable to the Company or the Business, including changes in accounting principles and (g) any natural disasters, acts of war, terrorism, sabotage or other “acts of God,” except, with respect to clauses (c), (d), (e) and (f), to the extent that the Effects are materially disproportionately adverse to the Company or the Business, taken as a whole, as compared to other companies in the industry in which the Business operates.

“Material Contracts” is defined in Section 4.12(a).

“NDS” is defined in the introductory paragraph.

“Note” is defined in Section 3.1(a).

“Open Source Code” means any software code that is distributed as “open source software” or is otherwise distributed or made generally available in source code form under license terms that permit modification and redistribution of such software in source code form, including without limitation any software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community available to the public generally under a license approved by the Open Source Initiative of San Francisco, California as an Open Source License.

“Ordinary Course of Business” means in the ordinary course of the Business as conducted by the Company, consistent with past practice during the period covered by the Financial Statements.

“Owned Real Property” means any real property, land, buildings, improvements and structures owned by the Company.

“Participation Termination” is defined in Section 6.1(c).

“Permits” means licenses, permits, authorizations, product qualifications, registrations, certificates, consents, accreditations, approvals and franchises, membership affiliations, rights, approvals and orders of any Governmental Authority, other than the Environmental Permits.

“Permitted Liens” means (a) any restriction on transfer arising under applicable securities laws, (b) Liens for current Taxes or other governmental charges not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company to the extent reserved against on the Current Balance Sheet, (c) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for sums not yet due, (d) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Real Property, (e) Liens of lessors arising under lease agreements, and (f) Liens the existence of which, individually and in the aggregate, would not reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as currently conducted.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, any other business entity, or a Governmental Authority.

“Post-Closing Financial Statements” is defined in Section 7.1(e).

“Pre-Closing Employee Liabilities” means any liabilities arising out of or related to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or severance pay policy maintained by the Seller or any of its ERISA Affiliates prior to the Closing Date for the benefit of any (i) current or former employee of the Company and/or (ii) current or former employee of the Seller or any ERISA Affiliate of the Seller (other than the Company) who devotes or devoted his or her business time and attention to the Business prior to the Closing.

“Pre-Closing Tax Period” means any Tax period of the Company ending on or prior to the Closing Date, including the portion of any Straddle Period that ends on the Closing Date.

“Private Insurance Programs” is defined in Section 4.26(a).

“Proposed Final Working Capital” is defined in Section 3.2.

“PTO” is defined in Section 3.1(a)(i).

“Purchase Price” is defined in Section 3.1.

“Purchaser” is defined in the introductory paragraph.

“Purchaser Benefit Plan” is defined in Section 7.1(a)(iii).

“Purchaser Financial Statements” is defined in Section 5.8(a).

“Purchaser Liabilities” is defined in Section 5.8(b).

“Purchaser’s Knowledge” or any phrase of similar import means the actual knowledge, after inquiry, of Jim Ciardella, John Murphy and David Zilberman.

“Real Property” means, together, all Leased Real Property and all Owned Real Property.

“Regulatory Law” means all federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (a) mergers, acquisitions or other business combinations, (b) foreign investment, or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Related Parties” is defined in Section 4.20.

“Representatives” means, with respect to any Person, that Person’s officers, directors or managers, employees, counsel, accountants, investment bankers, agents and others who act on such Person’s behalf in connection with the evaluation (including due diligence), negotiation, execution, effectuation or consummation of the transactions contemplated by this Agreement.

“Required Governmental Approvals” is defined in Section 4.4(b).

“Restricted Period” is defined in Section 7.2.

“Securities Act” means the Securities Act of 1933, as amended.

“Selected Employees” shall mean the employees of the Seller or the Company listed on Schedule B hereto.

“Seller” is defined in the introductory paragraph.

“Seller Disclosure Schedule” is defined in Article IV.

“Shares” means all of the issued and outstanding shares of the common stock, $0.01 par value, of the Company.

“Stock Purchase” is defined in Recital C.

“Straddle Period” means any Tax period of the Company that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Taxes” means any income, capital gain, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profit, customs, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum or other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, fine, addition or additional amount thereon imposed, assessed or collected by any Governmental Authority.

“Tax Return” means all returns, declarations, reports, claims for refunds, information returns or similar documents (including any related or supporting schedules or statements of information) filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any laws relating to any Taxes.

“Third Party Claim” is defined in Section 8.3(b)(i).

“To the Seller’s knowledge” or any phrase of similar import means the actual knowledge, after inquiry, of Doug Barnes, Steve Going, Fred Hall, Scott Hildebrandt, Heekyung Kim, Peter Maxwell, Brent Michael, Gerry Perkel, Jarmo Salminen, Terri Timberman, Dave Wachsmuth and Jenny Warnick.

“Transaction Documents” means this Agreement, the Note and the Transition Services Agreement.

“Transfer Taxes” is defined in Section 7.1(b)(vi).

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form attached as Exhibit A hereto, to be entered into by and between the Purchaser and the Seller at the Closing.

“Treasury Regulations” means the income tax regulations (final, temporary and, as applicable, proposed) promulgated under the Code, as they may be in effect from time to time.

“Working Capital” means the value of product inventory (net of reserves for obsolete, damaged and excess inventory), the value of demo inventory (net of amortization), accounts receivable (net of reserves for discounts and doubtful accounts) and any prepaid or other current assets of the Business (excluding cash and current deferred tax assets) less any accounts payable, deferred revenue, sales return reserves, warranty reserves and other current liabilities (other than Employment-Related Liabilities and income tax-related liabilities) of the Business, in each case calculated in accordance with GAAP consistently applied and consistent with Schedule 3.2; provided, however, that for purposes of calculating Working Capital, the amounts used for each of the following line items shall be the higher of (i) the actual calculated value as of the Closing or (ii) the amount as reported on the Current Balance Sheet: bad debt reserve, the inventory reserve (reserve for obsolete, damaged and excess inventory) (except for reversals of sold, fully reserved products of up to $300,000 of reserved value), the warranty reserve and the sales return reserve and within other current liabilities any general reserves including (y) the MBU bid desk accrual and (z) the MDF accrual. In addition, no accounts receivable credit balances shall be reversed except with documented settlement from the customer.

ARTICLE II–PURCHASE AND SALE OF SHARES

2.1	The Stock Purchase.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Purchaser the Shares, free and clear of all Liens or other defects of title, and the Purchaser shall purchase, acquire and accept the Shares from the Seller.

2.2	Closing.

Subject to the terms and conditions of this Agreement, the closing of the Stock Purchase (the “Closing”) shall be deemed effective as of 12:02 a.m. Pacific time on August 6, 2008 (the “Closing Date”) at the offices of Perkins Coie LLP, 1120 N.W. Couch St., Tenth Floor, Portland, Oregon. At the Closing, the parties to this Agreement each shall deliver all documents, instruments, certificates and other items as may be required under this Agreement.

2.3	Books and Records.

At the Closing, the Purchaser shall own all books and records of the Business. As soon as reasonably practicable following the Closing, the Seller shall deliver the books and records of the Business to the Purchaser, subject to Section 7.1(e).

ARTICLE III – CONSIDERATION

3.1	Consideration for Shares.

(a) The Purchaser shall pay an aggregate purchase price (the “Purchase Price”) of $34,250,000 less one-half (1/2) of the aggregate amount of accrued but unused vacation or paid time-off balance as of the Closing (collectively, “PTO”) for all Continuing Employees other than the Selected Employees for the Shares, which shall be payable as follows (and later subject to adjustment pursuant to Section 3.3):

(i) $30,000,000 of the Purchase Price (the “Initial Payment”) shall be paid by wire transfer of immediately available funds to the Seller at Closing; and

(ii) The balance of the Purchase Price shall be paid (the “Delayed Payment”) by wire transfer of immediately available funds to the Seller on or before September 25, 2008 (the “Delayed Payment Deadline”), as evidenced by a promissory note (the “Note”) in the form attached as Exhibit B hereto.

Immediately prior to Closing, the Company shall distribute all of its cash, if any, to the Seller. At Closing, the Company shall have no Funded Indebtedness.

(b) If the Purchaser has not made the Delayed Payment on or before August 29, 2008 (the “Interim Date”), the Purchaser shall, no later than the Delayed Payment Deadline, pay $100,000 to the Seller by wire transfer of immediately available funds (the “Interim Interest Payment”).

(c) If the Purchaser has not made the Delayed Payment and/or the Interim Interest Payment by the Delayed Payment Deadline, interest shall accrue from the Delayed Payment Deadline on the then unpaid amount of the Delayed Payment and the Interim Interest Payment at the rate of 10% per annum, compounded monthly, computed on the basis of a 360-day year of twelve 30-day months.

3.2	Calculation of Final Working Capital.

On or before thirty (30) calendar days after the Closing Date, the Seller shall deliver to the Purchaser a statement, dated as of the Closing Date, in reasonable detail prepared in accordance with GAAP consistently applied and consistent with Schedule 3.2 showing the amounts of Working Capital as of the Closing Date (the “Proposed Final Working Capital”). Within forty-five (45) calendar days of the Purchaser’s receipt of such Proposed Final Working Capital, the Purchaser may give written notice to the Seller that it disputes certain items contained in any of the Proposed Final Working Capital (the “Dispute Notice”), which shall specify in reasonable detail the dollar amount of any objection and basis therefor; provided, however, that if the Purchaser does not deliver a Dispute Notice by such date, the Purchaser will be deemed to have accepted such Proposed Final Working Capital and the Proposed Final Working Capital shall be final and binding on the Purchaser and the Seller. Upon timely delivery of the Dispute Notice, the Purchaser and the Seller agree to confer in good faith with regard to the disputed items and an appropriate adjustment to the Proposed Final Working Capital shall be made to the extent agreed upon by the Purchaser and the Seller. If within twenty (20) Business Days after delivery of a Dispute Notice, the Purchaser and the Seller are unable to resolve the matter, either of them may within twenty (20) Business Days after the end of the previous twenty (20) Business Day period notify in writing the other party of its intention to submit the dispute to arbitration. Within ten (10) Business Days after receipt of such notice, the Seller and the Purchaser shall in good faith jointly select an arbitrator with expertise in accounting and GAAP and experience resolving financial disputes (the “Arbitrator”), who shall adjudicate only those items still in dispute with respect to the Proposed Final Working Capital. The Purchaser and the Seller shall have the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Arbitrator, if at all, no later than fifteen (15) Business Days after the date of referral of the disputed matters to the Arbitrator. The Arbitrator shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within thirty (30) Business Days after the Purchaser and the Seller have submitted in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items. The Arbitrator shall not value any item greater than the highest amount proposed by either party for such item or lower than the lowest amount proposed by either party for such item. The determination of the Arbitrator with respect to the correctness of each matter in dispute shall be final and binding on the Purchaser and the Seller. The fees, costs and expenses of the Arbitrator shall be evenly split between the Purchaser and the Seller. The Working Capital agreed upon by the Seller and the Purchaser (or deemed accepted by the Purchaser) under this subsection, as adjusted, if necessary based on a decision by the Arbitrator hereunder, is referred to herein as the “Final Working Capital.”

3.3	Adjusted Purchase Price.

(a) If the Final Working Capital is less than $8,750,000 (the “Floor”), then the Purchase Price shall be decreased by the difference between the Final Working Capital and the Floor. If the Final Working Capital is greater than $9,250,000 (the “Ceiling”), then the Purchase Price shall be increased by the difference between the Final Working Capital and the Ceiling.

(b) If the Purchase Price, adjusted pursuant to Section 3.3(a) (the “Adjusted Purchase Price”), is greater than the Purchase Price paid by the Purchaser at Closing, then the Purchaser shall pay or cause to be paid to the Seller the difference between the Adjusted Purchase Price and the Purchase Price paid at Closing. If the Adjusted Purchase Price is less than the Purchase Price paid by the Purchaser at Closing, then the Seller shall pay to the Purchaser the difference between the Adjusted Purchase Price and the Purchase Price paid at Closing. Any payment due pursuant to this Section 3.3(b) shall be made by wire transfer of immediately available funds within ten (10) Business Days after the Final Working Capital becomes final and binding as provided above.

3.4	Delivery of Shares.

At the Closing, subject to Section 6.2(b), the Seller shall deliver to the Purchaser one or more certificates representing the Shares, each such certificate to be duly and validly endorsed in favor of the Purchaser or accompanied by a separate stock power duly and validly executed by the Seller and otherwise sufficient to vest in the Purchaser legal and beneficial ownership of the Shares, free and clear of all Liens.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that, except as set forth in the disclosure schedules delivered by the Seller to the Purchaser concurrently herewith (the “Seller Disclosure Schedule”), the statements contained in this Article IV are true and correct. The Purchaser acknowledges and agrees that (a) inclusion of information in any section of the Seller Disclosure Schedule shall not be construed as an admission that such information is material to the Business or the results of operations or financial condition of the Company; and (b) if any section of the Seller Disclosure Schedule lists an item or information in such a way as to make its relevance reasonably apparent on its face to another section of the Seller Disclosure Schedule, the matter shall be deemed to have been disclosed in such other section of the Seller Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other section.

4.1	Organization, Qualification and Corporate Power.

Each of the Company and the Seller is duly organized, validly existing, and in good standing, as applicable, under the laws of its jurisdiction of organization, with full corporate power and authority to conduct its business as currently conducted and to own and use the properties owned and used by it. The Company is duly qualified to do business and is in good standing, as applicable, in each jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as applicable, would not have a Material Adverse Effect.

4.2	Enforceability.

All corporate action on the part of the Seller and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which the Seller is or will be a party, the consummation of the Stock Purchase, and the performance of all of the Seller’s obligations under this Agreement and the other Transaction Documents to which the Seller is or will be a party has been taken or will be taken as of or prior to the Closing. No additional corporate or shareholder authorization or consent is required in connection with the foregoing. This Agreement has been, and each of the other Transaction Documents to which the Seller is a party at the Closing will have been, duly executed and delivered by the Seller, and this Agreement is, and each of the other Transaction Documents to which the Seller is or will be a party will be (assuming the due authorization, execution and delivery by the other parties hereto and thereto) at the Closing a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by the principles of equity regarding the availability of remedies.

4.3	Subsidiaries.

The Company does not have any Subsidiaries, and the Company does not own, directly or indirectly, any capital stock or other ownership interests, or have any obligations to acquire any capital stock or other ownership interests or make any investment, in any corporation, partnership, joint venture or other Person.

4.4	No Violations; Consents.

(a) The execution and delivery of this Agreement and the other Transaction Documents by the Seller do not, and the performance by the Seller of its obligations under this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby will not: (i) conflict with or violate any provision of the Second Amended and Restated Articles of Incorporation or Second Amended and Restated Bylaws of the Seller or any organizational document of the Company, (ii) conflict with or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in creation of any Lien (other than a Permitted Lien) upon any properties or assets of the Seller, the Company or the Business, or give to any Person any right of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Contract to which the Seller, the Company or the Business is a party or by which any properties or assets of the Seller, the Company or the Business are bound, or (iii) subject to receipt of the Required Governmental Approvals, result in a violation of any law or any judgment, decree, order, regulation or rule of any court or other Governmental Authority applicable to the Seller, the Company or the Business, except in the case of (ii) or (iii) as would not be material to the Company or the operation of the Business.

(b) The execution and delivery of this Agreement and the other Transaction Documents by the Seller does not, and the performance of this Agreement and the other Transaction Documents by the Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated thereby will not, require any consent, approval, authorization or permit of, or filing by the Seller or the Company with or notification by the Seller or the Company to, any Governmental Authority, except for (i) the consent or approval of any Governmental Authority listed on Section 4.4(b) of the Seller Disclosure Schedule (collectively, the “Required Governmental Approvals”) and (ii) notice filings that are not material to the Company or the Business. Section 4.4(a) of the Seller Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Stock Purchase, or for any such Contract to remain in full force and effect without limitation, modification or alteration or the payment of any additional consideration after the Closing as a result of the Stock Purchase.

4.5	Permits; Compliance with Law.

(a) Neither the Company nor the Business (i) is or has been in conflict with, or in default or in violation of any decree, order or arbitration award or (ii) is or has been in any material respect in conflict with, or in default or in violation of, any law, statute, rule or regulation of any Governmental Authority applicable to the Company or the Business or by which the Company or the Business is bound or affected (“Applicable Law”). The Company and the Business have not received written notice or communication from any Governmental Authority alleging noncompliance with any Applicable Law. There is no judgment, injunction, order or decree of a Governmental Authority binding upon the Company or the Business that materially prohibits or impairs the current operation of the Company and the Business, taken as a whole. The Seller and the Company have not received written notice of, and the Seller has no knowledge of, any investigation of the Company or the Business by any Governmental Authority with respect to any alleged failure or compliance with any Applicable Law.

(b) The Company and the Business hold, to the extent legally required, all Permits from Governmental Authorities that are material and necessary to the current operation of the Company and the Business, taken as a whole (collectively, “Company Permits”). As of the date hereof, no suspension, revocation, cancellation or material modification of any of the Company Permits is pending or, to the knowledge of the Seller, threatened. The Company and the Business are in compliance in all material respects with the terms of the Company Permits. Section 4.5 of the Seller Disclosure Schedule sets forth a list of the Company Permits.

Section 4.5(a) shall not include any representation with respect to the Federal Food and Drug Administration or other foreign or state health and drug regulatory authorities (“FDA”), which is addressed in Section 4.25. Section 4.5 shall not include any representation with respect to compliance with Environmental Laws, which is addressed in Section 4.19.

4.6	Capitalization.

The authorized capital stock of the Company consists of 1,000 shares of common stock, $.01 par value per share, of which 1,000 shares are outstanding and owned by the Seller, are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive rights created by statute, the organizational document of the Company, or any agreement to which the Company is a party or by which it is bound, and are owned free of any Lien. The Company has no other capital stock authorized, issued or outstanding. There are no options, rights or agreements to which any of the Seller or the Company is a party or by which any of them may be bound obligating any of them (a) to issue, deliver or sell, or refrain from issuing, delivering or selling, any shares of capital stock of the Company, or to grant, extend or enter into any such option, right or agreement, (b) to repurchase, redeem or otherwise acquire, or to refrain from repurchasing, redeeming or otherwise acquiring, any shares of capital stock of the Company, or to grant, extend or enter into any such option, right or agreement or (c) to vote, or to refrain from voting, any shares of capital stock of the Company. All outstanding shares of the Company’s capital stock have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with Applicable Law, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and, if applicable, were repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation, including those in the organizational document of the Company. There are no declared or accrued but unpaid dividends with respect to any shares of the Company’s capital stock.

4.7	Financial Statements; No Undisclosed Liabilities; Internal Controls.

(a) The Financial Statements are set forth in Section 4.7 of the Seller Disclosure Schedule. The Financial Statements have been prepared in accordance with GAAP consistently applied during the periods covered thereby (unless as otherwise disclosed therein) and fairly present in all material respects the financial position and the results of operations of the Company as of the dates and during the periods indicated therein, except for (i) normal year-end adjustments that are not, individually or in the aggregate, material, and (ii) the omission of accompanying notes and schedules. To the Seller’s knowledge, the Seller and the Company together have in their possession all books, records, documents and other information of the Company and Seller, in each case that is necessary to prepare audited financial statements for the periods covered by the Financial Statements in respect of the Business in accordance with GAAP and Regulation S-X promulgated under the Securities Act.

(b) Except as reflected in the Financial Statements, the Company has no liabilities, obligations, indebtedness, expenses, claims, guarantees or endorsements of any type (whether accrued, absolute, contingent, matured, unmatured or otherwise) that are required by GAAP to be reflected on the balance sheet of the Company (collectively, “Liabilities”), except for Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business or that are not material.

(c) The Seller maintains internal controls over financial reporting (“Internal Controls”) that are designed to provide reasonable assurance, but not absolute assurance, that (i) records are maintained in reasonable detail, to accurately and fairly reflect the transactions and dispositions of the assets of the Seller and its consolidated Subsidiaries; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Seller and its consolidated Subsidiaries are being made only in accordance with authorizations of management and directors of the Seller and its consolidated Subsidiaries; and (iii) access to the Seller’s and its consolidated Subsidiaries’ assets is permitted only in accordance with management’s authorization.

(d) The Seller has disclosed, based on prior evaluations of such disclosure controls and procedures prior to the date hereof, to the Seller’s auditors and the audit committee of the Seller’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Seller’s and its consolidated Subsidiaries’ ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, known to the Seller that involves management or other employees who have a significant role in the Seller’s and its consolidated Subsidiaries’ internal controls over financial reporting. The Seller has also disclosed to the Purchaser any such significant deficiencies, material weaknesses or fraud to the extent Seller believes such items could adversely affect either the continued operation of the Business in the Ordinary Course of Business or the ability of the Seller to provide the Post-Closing Financial Statements.

4.8	Conduct of Business.

Except as set forth on Section 4.8 of the Seller Disclosure Schedule or in connection with the transactions contemplated by this Agreement, since the Balance Sheet Date, neither the Company nor the Seller (in respect of the Business) has:

(a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the Ordinary Course of Business;

(b) had a Material Adverse Effect;

(c) increased, other than in the Ordinary Course of Business or as required by Applicable Law, the compensation of any Business Employee;

(d) entered into, accelerated, terminated, modified or cancelled any employment or service contract with any Business Employee;

(e) sold, leased, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except the sale of inventory in the Ordinary Course of Business or disposal of obsolete property;

(f) made any change in any method of accounting or accounting practice or internal control procedure;

(g) issued any capital stock, other securities or options or other rights to acquire capital stock or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of capital stock or equity interests of the Company of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the Ordinary Course of Business;

(h) experienced any destruction of, damage to, or loss of any material tangible assets of the Company or the Business (whether or not covered by insurance);

(i) been involved in any employment dispute, including claims or matters raised by any individual, Governmental Authority, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company or the Business;

(j) adopted or changed any material election in respect of Taxes, adopted or changed any material accounting method in respect of Taxes, entered into any agreement or settlement of any claim or assessment in respect of material Taxes, or extended or waived the limitation period applicable to any claim or assessment in respect of material Taxes;

(k) loaned or advanced (other than advance or reimbursement of expenses in the Ordinary Course of Business) any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any Business Employee;

(l) loaned money to any Person (except for advances or reimbursements to employees for expenses in the Ordinary Course of Business), or purchased any debt securities of any Person;

(m) (i) except in connection with sales of Company Products in the Ordinary Court of Business, sold, leased, licensed or transferred any Company Intellectual Property or executed, modified or amended any agreement with respect to Company Intellectual Property with any Person or with respect to the Intellectual Property of any Person, (ii) purchased or licensed any Intellectual Property or executed, modified or amended any agreement with respect to the Intellectual Property of any Person, or (iii) entered into any agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with another Person;

(n) acquired, or entered into any agreement to acquire, by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition of any assets (outside the Ordinary Course of Business) or any equity securities that are material individually or in the aggregate to the Company or the Business;

(o) issued or agreed to issue any refunds, credits, allowances or other concessions with customers outside of the Ordinary Course of Business;

(p) amended or otherwise changed its articles of incorporation or bylaws (or comparable governing documents); or

(q) agreed, whether in writing or otherwise, to take any action described in this Section 4.8.

4.9	Tangible Assets; Sufficiency of Assets.

(a) The Company has good title to, or a valid lease, license or right to use, all tangible assets and properties used in the conduct of the Business as it is currently conducted, free of any Liens, other than Permitted Liens.

(b) The Company’s tangible assets described in paragraph (a) above, together with the Intellectual Property owned by the Company or for which it has a valid right to use immediately following the Closing (as supplemented by the services and supplies to be provided under the Transition Services Agreement and which includes, for the avoidance of doubt, any assets of the Seller or Planar Systems OY contributed to the Company), constitute all the assets necessary for the operation of the Business as currently conducted and shall constitute all of the assets and properties necessary for the Company to continue to operate and conduct the Business immediately following the Closing in substantially the same manner as conducted by the Seller and the Company immediately prior to the Closing.

4.10	Real Property.

(a) The Company has no Owned Real Property and the Company has never owned any Owned Real Property.

(b) Section 4.10(b) of the Seller Disclosure Schedule sets forth the address of each parcel of Leased Real Property and identifies all of the leases or other occupancy agreements with respect to the Leased Real Property and any amendments, modifications, guarantees and consents related thereto. All Leased Real Property is leased by the Company pursuant to written leases, true and complete copies of which have been made available to the Purchaser (the “Leases”).

(c) The Company has not subleased, licensed or granted any other right to occupy any Leased Real Property, and, to the Seller’s knowledge, other than the Company, there are no parties occupying or having any current or future right to occupy any of the Leased Real Property during the term of any Lease.

(d) The Real Property constitutes all of the real property leased, occupied or used by the Company in connection with the Business. The Real Property is sufficient for the conduct of the Business as it is currently conducted. All material licenses and approvals necessary to the Company’s current occupancy and use of the Real Property have been obtained and are in full force and effect and there have been no material violations thereof. To the Seller’s knowledge, the Real Property is in good operating condition and repair. To the Seller’s knowledge, the Company would not be required as a result of any alterations made to any Leased Real Property by the Seller or the Company to expend more than $50,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease.

4.11	Intellectual Property.

(a) Section 4.11(a) of the Seller Disclosure Schedule sets forth true, complete and correct lists of the following Intellectual Property, both U.S. and foreign, that are owned or claimed by the Company or the Business as of the date of this Agreement along with the jurisdiction in which each such item of Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier:

(i) all patents and pending patent applications, including any and all extensions, continuations, continuations-in-part, divisions, reissues, reexaminations, substitutes, renewals, and foreign counterparts thereof;

(ii) all trademark registrations and pending trademark registration applications;

(iii) all copyright registrations and pending copyright registration applications; and

(iv) all domain name registrations and pending domain name registrations.

For purposes of this Agreement, the “Company’s Registered Intellectual Property” shall mean the Intellectual Property set forth in Section 4.11(a) of the Seller Disclosure Schedule.

(b) All of the Company’s Registered Intellectual Property is owned exclusively by the Company.

(c) All of the Company’s Registered Intellectual Property (excluding applications) is subsisting, and, to the Seller’s knowledge, valid and in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned. All necessary documents and certificates in connection with such Company’s Registered Intellectual Property (excluding applications) have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of avoiding abandonment, prosecuting and maintaining of such Company’s Registered Intellectual Property (excluding applications).

(d) Except for actions of the relevant jurisdiction’s patent and trademark office or other government intellectual property office (“Office Actions”), the Company has not received written notice of any pending or threatened Action before any Governmental Authority challenging the use, ownership, validity, enforceability or registerability of any of the Company Intellectual Property (as defined below). Rejections of pending applications before a national patent, trademark or intellectual property office shall not constitute such written notice. Except for Office Actions, neither the Company nor the Seller is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from Actions which permit third parties to use any of the Company’s Registered Intellectual Property. Section 4.11(d) of the Seller Disclosure Schedule lists all Office Actions with respect to pending applications for the Company’s Registered Intellectual Property that may affect the validity, enforceability or registerability of such Registered Intellectual Property, and all such Office Actions have been made available to the Purchaser.

(e) To the Seller’s knowledge, the Company owns or has valid rights to use all the Intellectual Property used in or necessary to the conduct of the Business as currently conducted, without infringing the Intellectual Property of any Person. Without limiting the generality of the foregoing, to the Seller’s knowledge, the Company has the right to use all data, customer lists, log files, hardware designs, programming processes, software and other information used by the Company in the conduct of the Business as currently conducted, and has not been provided written notice that any of the foregoing that is provided to the Company by third parties will not continue to be provided to the Company on the same or similar terms and conditions as currently exist. The Company’s ownership of all Company Intellectual Property is free and clear of any Lien; provided that the representation and warranty in this sentence shall not be deemed or construed as a representation or warranty, express or implied, regarding non-infringement, misappropriation or violation of any intellectual Property of any Person (which is addressed solely in the first two sentences of this Section 4.11(e)). To the Seller’s knowledge, the Company’s inbound license rights under the Intellectual Property in which the Company has any inbound license rights are subject to no restrictions except as set forth in the relevant inbound licenses or applicable Law. Without limiting or expanding the foregoing, in respect of the Business of the Company, on the one hand, and the other business of the Seller and its Affiliates, on the other hand, the Company exclusively owns all Intellectual Property primarily related to the Business, including (i) all patents and patent applications (x) that claim inventions or processes that primarily relate to, or that are primarily in the field of, the Business, (y) for which the inventors were primarily employed by or primarily engaged as contractors for the Company, or (z) the costs for which were attributed to or considered expenses of the Business, or that were otherwise acquired by the Seller pursuant to the Agreement and Plan of Merger dated as of March 18, 2002 among the Seller, the Company, Bone Doctor Acquisition Corporation and certain stockholders of the Company, (ii) all rights to enforce and to past and future damages for the infringement of any such Intellectual Property, and all goodwill of the Business associated with any trademark rights included in such Intellectual Property.

(f) To the Seller’s knowledge, the conduct of the Business as it has been conducted and is currently conducted has not infringed upon or misappropriated and does not infringe upon or misappropriate any Intellectual Property or other proprietary right owned by any Person, violate any right to privacy or publicity of any person, or constitute unfair competition or unfair trade practices under the laws of any jurisdiction where the Business is currently conducted. As of the date of this Agreement, the Seller has not received written notice of any pending or threatened Actions against the Company alleging that such operation of the Business or any of its acts, products, services, technology or Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property of any Person, and neither the Company nor the Seller has received any written notice of any claims alleging that the Company or the Business infringes, misappropriates or otherwise violates the Intellectual Property of any Person (nor does the Seller have knowledge of any reasonable basis therefor).

(g) To the Seller’s knowledge, no third party is misappropriating, infringing, diluting (with respect to trademarks) or violating any Intellectual Property owned by the Company (collectively, and including the Company’s Registered Intellectual Property, the “Company Intellectual Property”), and no Intellectual Property or other proprietary right, misappropriation, infringement, trademark dilution or violation Actions have been brought against any third party by the Company. The Company has not granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property.

(h) Except for Office Actions pertaining to Company’s Registered Intellectual Property, the Company is not party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action which (i) restricts the Company’s rights to use any Intellectual Property, (ii) restricts the Business in order to accommodate a third party’s Intellectual Property rights or (iii) requires any future payment by the Company. Except for restrictions set forth in inbound licenses of Intellectual Property, the Company is not subject to any covenant not to compete or contract, agreement or other arrangement limiting its ability to transact business in any market, field or geographical area or with any Person or prohibiting or impairing any acquisition of property (tangible or intangible by the Company). The Company is not subject to any contract, agreement or other arrangement that: (x) restricts the use, transfer, delivery or licensing of Company Intellectual Property or (y) grants to the Company any inbound license rights under any Person’s Intellectual Property rights that contains restrictions on use that are inconsistent with the Company’s business as currently conducted.

(i) All current and former employees, consultants and contractors of the Company who contribute or have contributed to the creation or development of any of the Company Intellectual Property have executed written instruments with the Company that assign all rights, title and interest in and to any such contributions to the Company substantially in the Company’s standard forms which have been made available to the Purchaser. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any such contributions, any Company Intellectual Property or any Intellectual Property purported to be Company Intellectual Property. Other than under an appropriate confidentiality or nondisclosure agreement or contractual provision relating to confidentiality and nondisclosure, there has been no disclosure to any third party of material confidential or proprietary information or trade secrets of the Company. Without limiting the foregoing, neither the Company nor any Person acting on the Company’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code or related proprietary or confidential information or algorithms owned by the Company or used in its business (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code.

(j) Except for implied licenses attendant to the sale of non-software products, agreements relating solely to nondisclosure of confidential information and licenses granted to end-user customers in the Ordinary Course of Business, Section 4.11(j)(i) of the Seller Disclosure Schedule lists all contracts, licenses and agreements between the Company, on the one hand, and any other Person, on the other hand, with respect to any Company Intellectual Property, including any agreements with respect to the licensing and distribution thereof. Section 4.11(j)(ii) of the Seller Disclosure Schedule lists all contracts, licenses and agreements between the Company, on the one hand, and any other Person, on the other hand, with respect to any Intellectual Property of any other Person, including any agreements with respect to the licensing and distribution thereof, except for generally available commercial binary code-only software product supplied under end-user licenses and implied licenses attendant to the purchase of non-software products.

(k) Section 4.11(k) of the Seller Disclosure Schedule identifies each item of Open Source Code that is contained in any current or past product or service offered by the Company. The Company’s use and/or distribution of each component of Open Source Code complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Company Intellectual Property or obligations for the Company with respect to any Company Intellectual Property, including without limitation any obligation to disclose or distribute any such Company Intellectual Property in source code form, to license any such Company Intellectual Property for the purpose of making derivative works, or to distribute any such Company Intellectual Property without charge, royalty-free or on terms that otherwise limit the ability of the Company to recover remuneration for the Company Products and services.

(l) To the Seller’s knowledge, the Company has no obligation to pay any third party any future royalties or other fees for the continued use of Intellectual Property and will not have any obligation to pay such royalties or other fees arising from the consummation of the transactions contemplated by this Agreement. The Company has not licensed any of its Intellectual Property to any Person on an exclusive basis.

(m) The Company is not in violation of any contract, agreement, license or other instrument to which it is a party or otherwise bound relating to Intellectual Property that is material to the Business as currently conducted. The consummation by the Seller and the Company of the transactions contemplated hereby, including the Stock Purchase, will not result in any violation, loss or impairment of ownership by the Company of, or impair or restrict the right of any of the Company to use, any Intellectual Property that is material to the Business as currently conducted, and will not require the consent of any Governmental Authority or third party with respect to any such Intellectual Property. Neither this Agreement nor the transactions contemplated by this Agreement will, pursuant to any Contract to which the Seller or its Affiliate, including the Company, is a party, result in the Purchaser or the Company or any Subsidiaries of the Purchaser: (i) granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to the Company, (ii) being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of the Business, except as may be imposed by Applicable Law, or (iii) being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(n) Except for inbound licenses for generally available commercial binary code-only software product supplied under end user licenses, implied licenses attendant to the sale or purchase of non-software products, and licenses to end-user customers in the Ordinary Course of Business, the contracts, licenses and agreements listed in Section 4.11(n) of the Seller Disclosure Schedule constitute all material contracts, licenses and agreements currently in effect to which the Company is a party with respect to any Intellectual Property, including all licenses currently in effect of Intellectual Property granted to or by the Company or the Business and all assignments of material Intellectual Property (relating to Intellectual Property that is material to the Business as currently conducted) to or by the Company or the Business, except for assignments by employees pursuant to invention or copyright assignment agreements.

(o) To the Seller’s knowledge, no government funding, facilities of a university, college, other educational institution or research center was used in the development of any Company Intellectual Property. No Governmental Authority, university, college or other educational institution or research center has been granted any rights under, or to the Seller’s knowledge, has any claim or right in or to, any Company Intellectual Property (or any Intellectual Property purported to be Company Intellectual Property), other than licenses of the same standard commercial rights as the Company grants to end users of the Company Products or services in the Ordinary Course of Business in connection with the sale or license of Company Products or services. The Company has not sponsored any research and development with any Governmental Authority, university, college or other educational institution or research center except pursuant to an agreement whereby the Company acquired exclusive rights to the results of such research and development for the term of any underlying Intellectual Property rights.

(p) To the Seller’s knowledge, the Company has complied with all laws regarding the protection of Customer Personal Data, including without limitation the requirements of EU Directive 95/46/EC and corresponding enabling legislation in member states and the Health Insurance Portability and Accountability Act of 1996. The transactions contemplated by the Agreement will not violate any laws or agreements between the Company or the Seller and its customers relating to Customer Personal Data.

(q) The Company is not and was never a member or promoter of, a contributor to, or a participant in, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Intellectual Property.

(r) All of the Company Products, in the form existing on the Closing Date, perform substantially in accordance with the documentation and other written material used in connection with such products and are free of material defects in programming and operation. To the Seller’s knowledge, none of the Company Products contains any virus, computer instructions, circuitry or other technological means intended to disrupt, damage or interfere with operation of applicable software.

(s) Immediately following the Closing, the Company will not infringe upon, or require any license or consent to use, any Intellectual Property of the Seller in the conduct of the Business as currently conducted.

4.12	Material Contracts.

(a) Set forth on Section 4.12(a) of the Seller Disclosure Schedule are all of the following Contracts (with remaining rights or obligations) either entered into by the Company or entered into by the Seller primarily for the benefit of the Business (collectively, together with the Contracts set forth in Section 4.11(j)(i) and (ii) of the Seller Disclosure Schedule, the “Material Contracts”):

(i) any Contracts with directors and officers (not related to equity compensation or employment) of the Company or which involve any advance or loan to any of the Company’s directors or officers;

(ii) employment, severance, change of control, retention, bonus, commission, indemnification and any similar agreements with any Business Employee;

(iii) collective bargaining agreements;

(iv) leases or subleases, either as lessee or sublessee, lessor or sublessor, of real property, personal property or intangibles, where the lease or sublease provides for an annual rate in excess of $100,000;

(v) Contracts with customers or suppliers that require the receipt of, or expenditure by, the Company of more than $100,000 since September 30, 2006 (excluding purchase orders entered into in the Ordinary Course of Business);

(vi) any other Contracts which provide for the receipt or expenditure of more than $100,000 since September 30, 2006, except Contracts for the purchase or sale of goods or services by the Company in the Ordinary Course of Business;

(vii) Contracts restricting in any manner the Company’s right to compete with any other Person, or restricting the Company’s right to sell to or purchase from any other Person;

(viii) any Contract of which the Seller has knowledge to which any employee, consultant or independent contractor of the Company or the Business is bound that in any manner purports to (A) restrict such employee’s consultant’s or independent contractor’s freedom to engage in any line of business or activity consistent with the Business, or (B) assign to any other Person such employee’s consultant’s or independent contractor’s right to any Company Intellectual Property;

(ix) Contracts for the purchase or sale of assets or for any merger, acquisition or disposition of a business, in each case outside of the Ordinary Course of Business;

(x) any joint venture, partnership or similar type Contract involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

(xi) loan or credit agreements, pledge agreements, notes, security agreements, mortgages, debentures, indentures, factoring agreements or letters of credit;

(xii) Contracts of agency, representation, distribution, or franchise that cannot be cancelled by the Company without payment or penalty upon notice of 30 days or less;

(xiii) guaranties, performance, bid or completion bonds, or surety agreements not made in the Ordinary Course of Business; and

(xiv) any other Contract that the Seller believes is material to the Business or the Company.

(b) The Seller has made available to the Purchaser true and complete copies of all of the Material Contracts. With respect to the Material Contracts, (i) each Material Contract is valid, binding and enforceable in accordance with its terms; (ii) the Company is not in material default under or in material violation of any provision of any of the Material Contracts; (iii) neither the Company nor the Seller has received notice of alleged nonperformance or other noncompliance with respect to its obligations under any of the Material Contracts, which alleged nonperformance or other noncompliance is currently unresolved, nor any notice that is currently unresolved that any of the Material Contracts may be totally or partially terminated or suspended by any other party thereto; and (iv) to the Seller’s knowledge, no other party to any Material Contract is in breach or noncompliance with its obligations under such Material Contract. To the Seller’s knowledge, there are no pending renegotiations of any of the Material Contracts and all new Contracts which are being actively negotiated and which would be required to be listed on Section 4.12(a) of the Seller Disclosure Schedule are so listed and indicated as “pending.”

4.13	Customers, Suppliers, Etc.

(a) Section 4.13(a) of the Seller Disclosure Schedule sets forth the names of the ten largest customers of the Company as measured by the aggregate revenue for the twelve months ended on September 28, 2007 and the nine-month period ended on the Balance Sheet Date, and the five largest suppliers of the Company as measured by aggregate cost of items or services purchased for the twelve months ended on September 28, 2007 and the nine-month period ended on the Balance Sheet Date.

(b) In the six months preceding the date hereof, no customer listed in Section 4.13(a) of the Seller Disclosure Schedule has canceled or terminated its relationship with the Company or the Seller with respect to the Business, or to the Seller’s knowledge, provided notice to the Seller that it intends to substantially decrease the aggregate annual amount of Company Products it purchases from the Business, including as a result of designing the Company Products out of its products or offerings. There is no existing dispute between the Company or the Seller, on the one hand, and any customer listed in Section 4.13(a) of the Seller Disclosure Schedule, on the other hand, that the Seller expects to substantially decrease the aggregate annual amount of Company Products purchased from the Business. To the Seller’s knowledge, no supplier has threatened to stop doing Business with the Company.

4.14	Product and Service Warranties.

The Company does not provide a guaranty, warranty or other indemnity beyond the standard warranty set forth in Section 4.14 of the Seller Disclosure Schedule or as set forth in a Material Contract delivered to the Purchaser.

4.15	Tax Matters.

(a) All Tax Returns required to be filed by the Seller in respect of the Business or the Company on or prior to the Closing Date have been or will be duly and timely filed in all required jurisdictions (taking into account all applicable extensions), and all such Tax Returns are or will be true, correct and complete in all material respects. The Seller and the Company have duly and timely paid or properly accrued all Taxes and other charges for which the Company is or may be liable (whether or not shown on or required to be shown on any Tax Return). There are no Liens for Taxes on assets of the Company or the Business except for Permitted Liens.

(b) No audit or other proceeding by any Governmental Authority is pending or, to the Seller’s knowledge, threatened with respect to any Taxes due from the Company or related to the Business or any Tax Return filed or required to be filed by the Seller in respect of the Business or the Company. No assessment or deficiency for any Tax has been proposed or, to the Seller’s knowledge, threatened against the Seller in respect of the Business or the Company. There are no unexpired waivers of any statute of limitations with respect to any Taxes for which the Company may be liable.

(c) None of the Company, the Seller or any of the Seller’s ERISA Affiliates has made any payments to any Business Employee or is a party to a contract, agreement or arrangement with any Business Employee to make payments individually or considered collectively with any other such agreements, plans, arrangements or other contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which the Company, the Seller or any of its ERISA Affiliates is bound to compensate any Business Employee for excise taxes paid pursuant to Section 4999 of the Code.

(d) Each “nonqualified deferred compensation plan” (as that term is defined in Section 409A(d)(1) of the Code), if any, sponsored or maintained by the Company, Seller or any ERISA Affiliate on or after January 1, 2005 in which a Business Employee participates has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the Treasury Regulations thereunder, to the extent applicable. No deferred compensation plan sponsored or maintained by the Company, the Seller or any ERISA Affiliate in which a Business Employee participates and existing prior to January 1, 2005, which would otherwise be subject to Section 409A, has been “materially modified” at any time after October 3, 2004.

(e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) The Company is not a party to any Tax allocation, sharing or similar agreement. The Company (i) has never been a member of an affiliated group filing a consolidated income Tax Return under Section 1501 of the Code or any similar provision of state, local, foreign or other law (other than a group the common parent of which was the Seller) and (ii) has no present liability for Taxes of any Person (other than its own) and will not have any liability for Taxes attributable to the Seller under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, foreign or other law).

(g) The Seller in respect of the Business and the Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any independent contractor, creditor, stockholder or other third party.

(h) Neither the Seller nor the Company has engaged in a “reportable transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) No written claim has ever been made by a tax authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(j) The Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(k) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(l) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local, foreign or other law);

(ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, foreign or other law) executed on or prior to the Closing;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, foreign or other law) in connection with a transaction consummated prior to the Closing;

(iv) installment sale or open transaction disposition made on or prior to the Closing; or

(v) prepaid amount received on or prior to the Closing.

4.16	Legal Proceedings.

There is no action, suit, claim or proceeding (collectively, “Actions”) of any nature pending, or to the Seller’s knowledge, threatened, against the Company or the Business, their respective properties (tangible or intangible) or any of the Company’s officers or directors (in their capacities as such).

4.17	Employee Benefits.

(a) There are no Benefit Plans sponsored by the Company; and, immediately after Closing, there will be (i) no Benefit Plans sponsored by the Seller or any of its ERISA Affiliates (other than the Company) with respect to which the Company will have any material liability or obligation on or after the Closing and (ii) no Benefit Plans previously (but no longer) sponsored by the Company for which the Company will have any material liability or obligation on or after the Closing.

(b) From and after the Closing, any Benefit Plans sponsored by the Seller and any of its ERISA Affiliates will no longer be available to any Business Employee and, upon the Closing, all Business Employees shall cease to be eligible to participate in the Benefit Plans of Seller and, as applicable, its ERISA Affiliates.

(c) Neither Seller nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in, contributed to (or been obligated to contribute to) any (A) employee pension benefit plan (as defined in Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (B) multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code) which is subject to ERISA, or (C) any multiemployer plan (as defined in Section 3(37) of ERISA) which is subject to ERISA.

(d) Neither the Seller nor any of its ERISA Affiliates has any obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan, except to the extent required by Applicable Law.

(e) Section 4.17(e) of the Disclosure Schedule contains a complete list of all material Benefit Plans sponsored by the Seller and its ERISA Affiliates in which Business Employees are eligible to participate. Seller and, as applicable, its ERISA Affiliates, are in material compliance with the terms of each such Benefit Plan and all applicable laws for each such Benefit Plan including ERISA and the Code.

(f) No Benefit Plan (provides, or has any liability to provide, life insurance, medical or other welfare benefits within the meaning of Section 3(1) of ERISA) to any current or former Business Employee upon his or her retirement or termination of employment for any reason, except as may be required by Applicable Law, including COBRA, and neither Seller nor any of its ERISA Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Business Employee (either individually or as a group) that any such individual would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Applicable Law.

4.18	Employees.

(a) Section 4.18(a) of the Disclosure Schedule lists as of the date hereof all the employees of the Company or who are employed by the Seller or Affiliates of the Seller and devote substantially all of their time working for the Business, for each employee, the position and location of employment. As of the date of this Agreement, no employee of the Company is on long-term disability leave or extended absence. Except as otherwise set forth in Section 4.18(a) of the Seller Disclosure Schedule, the employment of all of the employees is terminable at will without prior notice.

(b) Neither the Seller nor the Company is a party to or bound by any collective bargaining agreement or other labor union or foreign works council contract applicable to Business Employees (each a “Company Collective Bargaining Agreement”), and no Company Collective Bargaining Agreement is being negotiated by the Seller or Company. As of the date of this Agreement, there is no labor dispute, strike, grievance, work stoppage or other collective bargaining disputes against the Company or the Business pending or, to the Seller’s knowledge, threatened that would interfere with the Company or the operation of the Business, nor since January 1, 2003, has the Seller with respect to the Business Employees or the Company experienced any such labor dispute, strike, grievance, work stoppage, or other collective bargaining disputes. As of the date of this Agreement, to the Seller’s knowledge, neither the Company nor the Business has committed any unfair labor practice in connection with the operation of the Businesses, nor to the Seller’s knowledge, has any Person complained of unfair labor practices.

(c) The Company (i) is in compliance in all material respects with Applicable Law respecting employment, employment practices, terms and conditions of employment and wages and hours, including classification of employment or wage law exemption status, with respect to all workers, (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to all workers, (iii) is not liable for any arrears of wages or any taxes or penalties or any penalty for failure to comply with any of the foregoing and (iv) is not liable for payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no pending or, to the Seller’s knowledge, threatened Actions or administrative claims against the Seller or Company in respect of Business Employees: (u) with respect to harassment, whether sexual or otherwise; (v) with respect to negligence or other wrongdoing on the part of the Company or the Seller, whether occurring on or off the Company or the Seller’s property; (w) under any workers’ compensation policy or long-term disability policy; (x) with respect to a violation of any occupational safety or health standards; (y) with respect to a charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category; or (z) with respect to payment of wages, compensation or benefits.

(d) To the knowledge of Seller, no Business Employee is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Seller or Company because of the nature of the Business conducted by the Seller or Company or to the use of trade secrets or proprietary information of others. To the knowledge of Seller, no substantial group of Business Employees intends to terminate employment with the Seller or the Company.

4.19	Environmental Matters.

(a) The Company possesses all material Environmental Permits that are required for the operation of the Business as currently conducted by the Company, and the Company has complied in all material respects with such Environmental Permits. Complete copies of such Environmental Permits, if any, have been delivered or made available to the Purchaser. All of the Environmental Permits are in full force and effect, and there is no actual or threatened proceeding to revoke any such Environmental Permit.

(b) The Company and the Business have been and are in material compliance with all applicable Environmental Laws.

(c) The Company has not received any written notice from any Governmental Authority regarding any actual or alleged material violation of Environmental Laws or Environmental Permits, including any investigatory, remedial, or corrective obligations relating to the Company or its facilities arising under Environmental Laws.

(d) Except in compliance with Environmental Laws and in a manner that would not reasonably be expected to subject the Company to material liability, no asbestos-containing materials, polychlorinated biphenyls, underground storage tank, or landfill, impoundment or other disposal area containing Hazardous Materials, is present on any real property owned, leased or operated by the Company or were present on any other real property at the time it ceased to be owned, leased, or operated by the Company or the Seller with respect to the Leased Real Property.

(e) All waste materials generated by the Company have been properly stored, transported, treated and disposed of in accordance with all applicable Environmental Laws. Neither the Company nor the Seller has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws of the Company or the Business.

(f) The Seller made available for inspection by the Purchaser, all assessments and investigations in the possession of the Company and the Seller concerning possible non-compliance by the Company or the Seller with Environmental Laws or the presence of Hazardous Materials on real property owned, leased, or operated by the Company or the Seller with respect to the Leased Property at any time.

4.20	Related Party Transactions.

The Company is not party to any Contract with the Seller or any of the Company’s or Seller’s current or former directors or officers, the Seller’s Affiliates or, to the Seller’s knowledge, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest (the “Related Parties”) other than normal employment arrangements. No Related Party (other than the Seller and its Subsidiaries) has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services. The Company is not owed and does not owe any amount from or to the Related Parties (excluding employee compensation and other ordinary incidents of employment). No property or interest in any property that is material to the Business as currently conducted is owned or leased by or to any Related Party. All transactions pursuant to which any Related Party (other than the Seller and its Subsidiaries) has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company have been on an arms-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

4.21	Insurance.

The Seller maintains insurance covering the Company and the Business in customary forms and amounts. There is no claim by the Company or Business pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or Business has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. There is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and the Business are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has not maintained, established, sponsored, participated in or contributed to any self-insurance plan.

4.22	Minute Books.

The minutes of the Company made available to the Purchaser contain complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders and the Board of Directors of the Company (and any committees thereof) since March 18, 2002.

4.23	Brokers’ Fees.

No investment banker, broker, finder, consultant or intermediary, other than Chela Capital Partners, the fees and expenses of which will be paid by the Seller, is entitled to any investment banking, broker, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Contract currently in effect between the Seller and Chela Capital Partners relating to the transactions contemplated hereby does not give rise to any obligations that bind or will bind the Company or the Business as of or following the date hereof.

4.24	Accounts Receivable.

To the Seller’s knowledge, the accounts receivable of the Company are not subject to any set-off or counterclaim or agreement for deduction or discount, other than any amount for which the Company has reflected in recording the receivable or a reserve has been established in accordance with GAAP consistently applied (as shown on the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company).

4.25	FDA Compliance.

(a) The operation of the Company and the Business, including the import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all Company Products, at all times has been in material compliance with all Applicable Law, Company Permits and orders administered by the FDA for Company Products.

(b) The Company and the Business are not subject to any enforcement proceedings by the FDA and, to the Seller’s knowledge, no such proceedings have been threatened. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter or proceeding pending by the FDA against the Company or the Business. There has not been any violation of Applicable Law by the Company or the Business in its submissions, record keeping and reports to the FDA that could reasonably be expected to require or lead to investigation, corrective action or regulatory enforcement action. To the Seller’s knowledge, there is no civil or criminal proceeding relating to the Company, the Company Products or the Business which involves a matter within FDA’s jurisdiction. To the Seller’s knowledge, no director, officer, employee, consultant or agent of the Company or the Business has: (i) made any untrue statement of material fact or fraudulent statement to the FDA; (ii) failed to disclose a material fact required to be disclosed to the FDA; or (iii) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 4691 (September 10, 1991) or substantially similar document. To the Seller’s knowledge, no director, officer, employee, consultant or agent of the Company or the Business has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. §335a.

(c) No vigilance report or medical device report with respect to the Company Products has been reported by the Company or the Business, and to the Seller’s knowledge, no vigilance report or medical device report is under investigation by the FDA with respect to the Company Products.

(d) All preclinical and clinical trials in respect of the Company Products or the Business being conducted by or on behalf of the Company or the Business that have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, in connection with any Company Permit, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to Applicable Law, including 21 C.F.R. Parts 11, 50, 54, 56, 58, 812 and 814. Neither the Company nor the Business have received any notices, correspondence or other communications in respect of the Business from the FDA requiring the termination or suspension of any clinical trials conducted by or on behalf of the Company or the Business or in which the Company or the Business has participated.

(e) The manufacture of Company Products by the Company and the Business is being conducted in compliance with all Applicable Law including the FDA’s Quality Systems Regulation at 21 CFR Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Entities in countries outside the United States.

4.26	Healthcare Compliance.

(a) There is no pending, nor to the Seller’s knowledge, threatened, proceeding, informational inquiry or investigation under Medicare, Medicaid or any other government-sponsored health care program (collectively, “Government Programs”) involving the Company or the Business, nor is the Seller aware of any pending, or to the Seller’s knowledge, threatened, proceeding, informational inquiry or investigation under any private third party health care insurance program (collectively, “Private Insurance Programs”) involving the Company or the Business.

(b) To the Seller’s knowledge, neither the Company nor the Business has arranged with or contracted with (by employment or otherwise) any person who is excluded from participation in any Government Program for the provision of items or services for which payment may be made under any such Government Program. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. Section 1320a-5(b)) of the Company or the Business has been excluded from any Government Program or been subject to sanction pursuant to 42 U.S.C. Section 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. Section 1320a-7b.

(c) The Company and the Business are not in violation of applicable Healthcare Laws. For purposes of this Agreement, “Healthcare Laws” means (i) all federal and state fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. 1320a-7(b)), the State Law (42 U.S.C. § 1395nn and § 1395 (q)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Civil False Claims Act (31 U.S.C. § 3729 et seq.), the Administrative False Claims Law (42 U.S.C. § 1320a-7b(a), the exclusion laws (42 U.S.C. § 1320a-7), the Civil monetary penalty laws (42 U.S.C. § 1320a-7a) and the regulations promulgated pursuant to such statutes; (ii) the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), the regulations promulgated thereunder and comparable state privacy and security laws; (iii) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; and (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder.

4.27	Export Control Laws.

The Company has at all times conducted its export transactions in accordance with (1) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (2) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company has obtained all necessary export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”).

(b) The Company is in compliance with the terms of all applicable Export Approvals.

(c) There are no pending or, to the Seller’s knowledge, threatened Actions against the Company with respect to such Export Approvals.

(d) Section 4.27(d) of the Seller Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company Products, services, software and technologies of the Company. Except for exports or re-exports to terrorist or embargoed countries (e.g., Cuba, North Korea, Syria, Sudan, and Iran), no Export Approvals for the transfer of export licenses to the Purchaser are required for Company Products based on their classification as set forth in Section 4.27(d) of the Seller Disclosure Schedule, or such Export Approvals can be obtained without material cost.

4.28	Foreign Corrupt Practices Act.

Neither the Company nor the Seller in the context of operating the Business (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder (the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

4.29	Projections; Other Representations.

In connection with the Purchaser’s investigation of the Business, the Purchaser and its Affiliates may have received from or on behalf of the Seller and the Company certain estimates, projections or forecasts, including, without limitation, any projections of revenues, income from operations or cash flows. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and forecasts, and the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and forecasts and future plans so furnished or made available to it (including, without limitation, the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans). Accordingly, the Seller makes no representation or warranty with respect to such estimates, projections, forecasts and plans (including, without limitation, the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans). The Seller makes no other representation or warranty with respect to the Company or the Business except as specifically set forth in this Agreement.

4.30	Representations Complete.

None of the representations or warranties made by the Seller (as modified by the Seller Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser and NDS, jointly and severally, represent and warrant to the Seller that the statements contained in this Article V are true and correct.

5.1	Organization, Qualification and Corporate Power.

Each of the Purchaser and NDS is duly organized, validly existing, and in good standing, as applicable, under the laws of the jurisdiction of its organization, with full limited liability company power and authority to conduct its business as currently conducted and to own and use the properties owned and used by it. Each of the Purchaser and NDS is duly qualified to do business and is in good standing, as applicable, in each jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as applicable, would not have a material adverse effect on their ability to consummate the transactions contemplated by this Agreement.

5.2	Enforceability.

All limited liability company action on the part of each of the Purchaser and NDS and its officers, managers and members necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which the Purchaser and NDS is a party and the performance of all of the Purchaser’s and NDS’ obligations under this Agreement and the other Transaction Documents to which the Purchaser or NDS is or will be a party has been taken or will be taken as of or prior to the Closing. This Agreement has been, and each of the other Transaction Documents to which each of the Purchaser and NDS is a party at the Closing will have been, duly executed and delivered by the Purchaser and NDS, and this Agreement is, and each of the other Transaction Documents to which the Purchaser and NDS is or will be a party will be (assuming the due authorization, execution and delivery by the other parties hereto and thereto) at the Closing a legal, valid and binding obligation of the Purchaser and NDS, enforceable against the Purchaser and NDS in accordance with its terms, except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by the principles of equity regarding the availability of remedies.

5.3	No Violations; Consents.

(a) The execution and delivery of this Agreement and the other Transaction Documents by the Purchaser and NDS does not, and the performance by the Purchaser and NDS of its obligations under this Agreement and the other Transaction Documents will not: (i) conflict with or violate any provision of the governing documents of the Purchaser or NDS, (ii) conflict with or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in creation of any Lien upon any properties or assets of the Purchaser, the Company or NDS, or give to any Person any right of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Contract to which the Purchaser or NDS is a party or by which any material properties or assets of the Purchaser is bound, or (iii) subject to receipt of the Required Governmental Approvals, result in a material violation of any law or any judgment, decree, order, regulation or rule of any court or other Governmental Authority applicable to the Purchaser or NDS that would materially and adversely impact the Purchaser’s ability to consummate the Stock Purchase or timely perform its obligations under this Agreement and the other Transaction Documents or that would materially delay the consummation of the Stock Purchase or the Delayed Payment.

(b) The execution and delivery of this Agreement and the other Transaction Documents by the Purchaser and NDS does not, and the performance of this Agreement and the other Transaction Documents by each of the Purchaser and NDS of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing by the Purchaser or NDS with or notification by the Purchaser to, any Person.

5.4	Compliance with Law.

Each of the Purchaser and NDS (i) is not in conflict with, or in default or in violation of any decree, order or arbitration award and (ii) has not been in any material respect in conflict with, or in default or in violation of, any law, statute, rule or regulation of any Governmental Authority applicable to the Purchaser or NDS or by which the Purchaser or NDS is bound or affected (“Purchaser Applicable Law”). Neither the Purchaser nor NDS has received written notice or communication from any Governmental Authority alleging noncompliance with any Purchaser Applicable Law. There is no judgment, injunction, order or decree of a Governmental Authority binding upon the Purchaser or NDS that would affect the transactions contemplated by or obligations under this Agreement. Neither the Purchaser nor NDS has received written notice of, and the Purchaser has no knowledge of, any investigation of the Purchaser by any Governmental Authority with respect to any alleged failure or compliance with any Purchaser Applicable Law.

5.5	Brokers’ Fees.

No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, broker, finder’s, or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser or NDS.

5.6	Litigation.

No Action is pending or, to the Purchaser’s knowledge, threatened against the Purchaser or NDS, that questions the validity of this Agreement or any of the Transaction Documents to which the Purchaser or NDS is a party or the transactions contemplated by this Agreement or any such Transaction Documents, and (ii) neither the Purchaser nor NDS is subject to any order, writ, judgment, injunction, decree, determination or award that prohibits or restricts the transactions contemplated by this Agreement or any such Transaction Document. There are no such Actions pending or threatened against the Purchaser or NDS that would materially and adversely impact the ability of the Purchaser or NDS to consummate the Stock Purchase or timely make the Delayed Payment.

5.7	Independent Investigation.

The Purchaser has conducted an independent investigation of the Business and the financial condition, results of operations, assets, liabilities, properties and prospects of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied solely on the results of such investigation and on the representations and warranties of the Seller expressly set forth in Article IV of this Agreement, including the Seller Disclosure Schedule.

5.8	Financial Statements; No Undisclosed Liabilities.

(a) The Purchaser or NDS has delivered to the Seller the audited consolidated financial statements (including an income statement, statement of cash flow and balance sheet) of NDS for the two years ended December 31, 2007 and the unaudited consolidated financial statements for the six-month(s) ended June 30, 2008 (collectively, the “Purchaser Financial Statements”). The Purchaser Financial Statements have been prepared in accordance with GAAP consistently applied during the periods covered thereby (unless as otherwise disclosed therein) and fairly present in all material respects the financial position and the results of operations of the Purchaser as of the dates and during the periods indicated therein, except with respect to the unaudited Purchaser Financial Statements for (i) normal year-end adjustments that are not, individually or in the aggregate, material, and (ii) the omission of accompanying notes and schedules.

(b) Except as reflected in the Purchaser Financial Statements, the Purchaser has no liabilities, obligations, indebtedness, expenses, claims, guarantees or endorsements of any type (whether accrued, absolute, contingent, matured, unmatured or otherwise) that are required by GAAP to be set forth on the consolidated balance sheet of NDS (collectively, “Purchaser Liabilities”), except for Purchaser Liabilities incurred since the Balance Sheet Date in the ordinary course of the business of NDS (and its Subsidiaries) as conducted by NDS (and its Subsidiaries), consistent with past practice during the period covered by the Purchaser Financial Statements or that are not material.

5.9	Financing.

The Purchaser has, or has (or will have) access to through one or more Affiliates, sufficient funds to timely make the Delayed Payment.

5.10	Solvency.

Immediately after giving effect to the Stock Purchase, the Purchaser and NDS shall be able to pay their debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Stock Purchase, each of the Purchaser and NDS shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Stock Purchase with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or NDS.

5.11	No Material Adverse Effect.

Since June 30, 2008, neither the Purchaser nor NDS has had any change, development, fact, condition, event, occurrence or effect with respect to the Purchaser, NDS and NDS’ Subsidiaries, taken as a whole, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the assets, business, properties, operations, condition (financial or otherwise) or results of operations of the Purchaser or NDS, taken as a whole, or would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement or the timely payment of the Delayed Payment.

5.12	Capitalization.

The membership interests in the Purchaser are not subject to preemptive rights created by statute, the organizational document of the Purchaser, or any agreement to which the Purchaser is a party or by which it is bound, and are 100% owned by NDS free of any Lien. The Purchaser has no other interests authorized, issued or outstanding. There are no options, rights or agreements to which any of the Purchaser or NDS is a party or by which any of them may be bound obligating any of them (a) to issue, deliver or sell, or refrain from issuing, delivering or selling, any membership interests in the Purchaser, or to grant, extend or enter into any such option, right or agreement, (b) to repurchase, redeem or otherwise acquire, or to refrain from repurchasing, redeeming or otherwise acquiring, any membership interests in the Purchaser, or to grant, extend or enter into any such option, right or agreement or (c) to vote, or to refrain from voting, any membership interests in the Purchaser.

ARTICLE VI – CONDITIONS TO CLOSING

6.1	Closing Deliverables to the Purchaser.

At the Closing, the Seller shall cause to be delivered to the Purchaser each of the following:

(a) Seller Closing Certificate. The Purchaser shall have received a certificate dated the Closing Date and executed by a senior officer of the Seller addressing the accuracy of the representations and warranties and compliance with covenants, such certificate in form and substance reasonably satisfactory to the Purchaser.

(b) Release of Liens. Evidence that all Liens set forth in Section 4.6 or Section 4.9 of the Seller Disclosure Schedule and any Liens with respect to Intellectual Property have been released.

(c) Termination of Participating Employer Status. Effective no later than the day immediately preceding the Closing Date, the Seller and its ERISA Affiliates, as applicable, shall each terminate the participation of the Company and the Company shall withdraw from (i) any and all group severance, separation or salary continuation plans, programs or arrangements and (ii) any and all plans sponsored by the Company or any ERISA Affiliate and intended to include a Code Section 401(k) arrangement pursuant to resolutions of the board of directors of the Seller (the “Participation Termination”).

(d) Resignation of Officers and Directors. The Purchaser shall have received a duly executed resignation and release letter in a form reasonably satisfactory to the Purchaser from each of the officers and directors of the Company effective as of the Closing.

(e) Other Closing Deliveries. The Seller shall have delivered to the Purchaser the following:

(i) Secretary’s Certificate. A certificate, dated as of the Closing Date, signed by the secretary or an assistant secretary of the Seller certifying as to (i) the incumbency of officers executing this Agreement and the Transaction Documents and (ii) the resolutions of the board of directors of the Seller authorizing the execution, delivery and performance by the Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(ii) Certification of Non-Foreign Status. An affidavit from the Seller dated as of the Closing Date, in the form required by Treasury Regulations Section 1.1445-2(b)(2) and signed under penalties of perjury, stating that the Seller is not a foreign person for purposes of Sections 897 and 1445 of the Code.

(iii) Material Consents. The Seller shall have obtained and delivered to the Purchaser the consent to assignment of the Contracts listed on Schedule 6.1(e).

(iv) Transition Services Agreement. The Seller shall have executed and delivered to the Purchaser the Transition Services Agreement.

(v) Certificates of Good Standing. The Purchaser shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two Business Days prior to Closing with respect to the Company. The Purchaser shall have received a Certificate of Status of Foreign Corporation (or equivalent) of the Company issued by the Secretary of State of the State of Massachusetts dated within two Business Days prior to the Closing.

6.2	Closing Deliverables of the Purchaser.

On or at the Closing, the Purchaser shall cause to be delivered each of the following:

(a) Transition Services Agreement. The Purchaser shall have executed and delivered to the Seller the Transition Services Agreement.

(b) Note. The Purchaser and the Company shall have executed and delivered to the Seller the Note.

(c) Purchaser Closing Certificate. The Seller shall have received certificates dated the Closing Date and executed by a senior officer of the Purchaser and NDS addressing the accuracy of the representations and warranties and compliance with covenants, such certificate in form and substance satisfactory to the Seller.

(d) Release of Liens. Evidence of all Liens set forth in Section 4.6 or Section 4.9 of the Seller Disclosure Schedule and any Liens with respect to Intellectual Property shall have been released.

(e) Secretary Certificates. The Purchaser shall have delivered Certificates, dated as of the Closing Date, signed by the secretary or an assistant secretary certifying as to (i) the incumbency of officers executing this Agreement and the Transaction Documents, and (ii) the resolutions of the Purchaser’s governing bodies authorizing the execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(f) Material Consents. The Seller shall have received the Material Consents listed on Schedule 6.1(e).

ARTICLE VII – COVENANTS

7.1	Post-Closing Covenants.

From and after the Closing Date, the parties covenant and agree as follows in this Section 7.1.

(a) Continuation of Employee Benefits.

(i) As of the Closing Date, the Purchaser shall provide each Continuing Employee who continues to be employed after the Closing Date with the Purchaser or any of its Subsidiaries (and employees of the Seller who are hired by the Purchaser or any of its Subsidiaries (including the Company) in connection with the transactions contemplated herein), with at least the same base salary or wage levels as in place immediately prior to the Closing by the Seller or the Company, as applicable, and, at a minimum, with the retirement benefits and primary group health benefits, including, but not limited to, medical, dental and vision benefits, similar to those maintained by the Purchaser and its Subsidiaries and that are offered by the Purchaser and its Subsidiaries to its similarly-situated employees; provided that, nothing herein is intended to result in a duplication of benefits for any Continuing Employee or to bind the Purchaser or any of its Subsidiaries to sponsor or maintain any employee benefit plan, program or policy.

(ii) PTO for Continuing Employees (other than the Selected Employees) shall be carried forward by the Company and the Seller shall not have liability for such PTO except as set forth in Section 3.1(a). The Seller shall pay all of the PTO for the Selected Employees.

(iii) For purposes of determining vesting, eligibility to participate, and entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of Purchaser or its affiliates for which Continuing Employees become eligible (other than a defined benefit plan, as such term is defined in Section 414(j) of the Code), the Purchaser and its affiliates shall provide Continuing Employees with service credit under such employee benefit plans and arrangements (the “Purchaser Benefit Plans”) for their period of service with the Company prior to the Closing Date, except where doing so would cause a duplication of benefits. The Purchaser shall use its commercially reasonable efforts to cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Continuing Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, out-of-pocket expenses, and offsets (and similar payments) made during the plan year in which the Closing Date occurs for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under the Purchaser Benefit Plans.

(iv) On or as soon as administratively practicable after the Closing Date, the Seller shall transfer to the Purchaser (or such other Person(s) a the Purchaser may designate) (A) the health care spending accounts and the dependent care spending accounts of all Continuing Employees who continue to be employed after the Closing Date with the Purchaser or any of its Subsidiaries (and employees of the Seller who are hired by the Purchaser or any of its Subsidiaries (including the Company) in connection with the transactions contemplated herein) under the Planar Systems, Inc. Flexible Benefits Plan (such plan is hereinafter referred to as the “Flexible Benefits Plan” and such accounts are hereinafter referred to collectively as the “FSAs”) and the Purchaser shall assume all liabilities related thereto, and (B) a cash payment equal to the amount by which the aggregate salary reductions (and other contributions) made for the plan year in which the Closing Date occurs (the “2008 Plan Year”) by or on behalf of Continuing Employees under the FSAs on or before the Closing Date exceed the aggregate claims for the 2008 Plan Year paid to Continuing Employees under the FSAs on or before the Closing Date; provided, however, that if the aggregate salary reductions (and other contributions) made for the 2008 Plan Year by (or on behalf of) Continuing Employees under the FSAs on or before the Closing Date are exceeded by the aggregate claims for 2008 Plan Year paid to Continuing Employees under the FSAs on or before the Closing Date, the Purchaser shall transfer to the Seller a cash payment equal to the amount of such deficit. Within a reasonable period of time after the date of this Agreement, the Seller shall provide to the Purchaser copies of the 2008 Plan Year Flexible Benefits Plan elections of all Continuing Employees. As soon as administratively practicable after the Closing Date, Seller shall provide the Purchaser with the calculation of the amount to be transferred pursuant to clause (B) above.

(b) Tax Matters.

(i) The Seller shall prepare or cause to be prepared consistent with past practice in respect of the Company and file or cause to be filed all consolidated, combined, or unitary Tax Returns of the Seller or its Affiliates that include the Company, and shall pay or cause to be paid (and shall indemnify Purchaser against) all such Taxes to which such Tax Returns relate or that are attributable to a Pre-Closing Tax Period including any liability arising under Treasury Regulations Section 1.1502-6 or any similar provision of Applicable Law.

(ii) The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns (other than Tax Returns described in clause (i)) for the Company for Tax periods ending on or before the Closing Date, and any Straddle Periods, that are required to be filed after the Closing Date, and shall pay or cause to be paid all Taxes to which such Tax Returns relate. Such Tax Returns shall be prepared in a manner consistent with past practices of the Company. The Purchaser shall provide all such Tax Returns to the Seller for review and comment at least fifteen (15) days prior to the due date for filing such Tax Returns (including any applicable extensions), and shall consider in good faith any reasonable comments of the Seller with respect to such Tax Returns. The Seller shall reimburse the Purchaser for all such Taxes shown on such Tax Returns of the Company that relate to a Pre-Closing Tax Period, except to the extent such Taxes were or are to be taken into account in computing Final Working Capital pursuant to Section 3.2.

(iii) With respect to Straddle Periods, Taxes shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date, (A) in the case of Taxes based on or measured by income or receipts of the Company, on the basis of an interim closing of the books as of the close of business on the Closing Date, and (B) in the case of any other Tax of the Company, pro rata on the basis of the number of days in such Tax period.

(iv) The Purchaser, as and to the extent reasonably requested by the Seller, and the Seller, as and to the extent reasonably requested by the Purchaser, shall, and shall cause the Company to, (A) cooperate fully with each other in connection with, and make available to each other in a timely fashion, such data and other information as may reasonably be required for the preparation and filing of such Tax Returns and any audit, litigation or other proceeding with respect to Taxes, and (B) preserve such data and other information until the expiration of any applicable limitation period with respect to Taxes to which such data or information relates. The Seller shall control the conduct of, through its counsel, any audit or administrative or judicial proceeding involving any Taxes for which the Seller would have exclusive liability hereunder (either directly or by way of indemnification); provided, however, that the Seller shall not settle any audit or proceeding with respect to Taxes that could have the effect of increasing the Tax liability of the Purchaser for any Post-Closing Tax Period of the

Company without the prior written consent of the Purchaser (which shall not be unreasonably withheld, delayed or conditioned). The Purchaser shall control all other audit or administrative or judicial proceedings with respect to Taxes of the Company or in respect of the Business, including, without limitation, with respect to any Straddle Period; provided, however, that the Purchaser shall not settle any such audit or proceeding with respect to Taxes for which the Seller would have liability hereunder (either directly or by way of indemnification) without the prior written consent of the Seller (which shall not be unreasonably withheld, delayed or conditioned). The Purchaser shall not (and shall not cause or permit the Company to) file any amended return for any Pre-Closing Tax Period without the written consent of the Seller (which shall not be unreasonably withheld, delayed or conditioned). Notwithstanding anything to the contrary herein, in the event of a conflict between the procedures set forth in this Section 7.1(b)(iv) and Section 8.3(b), the provisions of this Section 7.1(b)(iv) shall govern.

(v) The amount of any Tax refund of the Company for any Tax period ending on or before the Closing Date shall be for the account of the Seller, except to the extent such refund was taken into account in computing Final Working Capital pursuant to Section 3.2. The amount of any Tax refund of the Company for any Tax period beginning after the Closing Date shall be for the account of the Purchaser. The amount of any Tax refund of the Company for any Straddle Period shall be equitably apportioned between the Purchaser and the Seller in accordance with the allocation of such Taxes under clause (iii).

(vi) All transfer, documentary, sales, use, stamp and registration Taxes incurred in connection with the purchase and sale of the Shares (collectively, “Transfer Taxes”) shall be paid one-half by the Seller and one-half by the Purchaser when due. The Purchaser shall cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by Applicable Law, the Seller shall join in the execution of any such Tax Returns and other documentation.

(vii) All Tax sharing agreements or similar agreements with respect to or involving the Company, if any, shall be terminated as of the Closing Date and, shall have no further effect.

(c) Further Assurances. Each of the parties hereto shall execute such further documents, and perform such further acts, as may be reasonably necessary by it to consummate the transactions contemplated hereby, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated by this Agreement and the other Transaction Documents. In furtherance of the foregoing, at any time and from time to time after the Closing, at the Purchaser’s reasonable request and without further consideration therefor, the Seller shall take such actions as may reasonably be necessary by it in order to transfer, convey, assign and deliver to the Purchaser or the Company, as applicable, in or to, all of the assets and properties of the Business (including, for the avoidance of doubt, any assets contributed by the Seller or Planar Systems OY to the Company) as operated by the Company immediately prior to the Closing, consistent with this Agreement, and otherwise to fulfill the Seller’s obligations under this Agreement. Without limiting the generality of the foregoing, the Seller agrees to, and the Seller shall, assist the Purchaser in any manner the Purchaser may reasonably request in connection with (i) securing from certain third parties identified by the Purchaser to the Seller in writing prior to the Closing, such third parties’ written consent to the assignment by the Seller to the Purchaser and/or the Company of the existing confidentiality and/or non-disclosure agreements between such third parties and the Seller relating to the Business and (ii) assisting in the enforcement of any rights that the Seller, the Company or the Purchaser may have in the event of such third parties’ breach of such confidentiality and/or non-disclosure agreements.

(d) Access. In order to facilitate the resolution of any third party claims made by or against or incurred by the Seller or the Company with respect to the period prior to the Closing, after the Closing, upon reasonable notice, the Purchaser or the Seller, as the case may be, shall (a) afford the Seller or the Purchaser, as the case may be, and their respective agents and representatives reasonable access, during normal business hours, to the offices, properties, books and records of the Company and the Business related solely to such period prior to the Closing, and (b) furnish to the Seller or the Purchaser, as the case may be, and its agents and representatives such additional financial and other information regarding the Company and the Business related solely to such period prior to the Closing as the Seller or the Purchaser, as the case may be, may from time to time reasonably request; provided, however, that such investigation shall be conducted in a manner so as not to disrupt or interfere with or damage any of the businesses or operations of the Seller, the Purchaser or the Company and in no event shall the Seller, the Company or the Purchaser be required to provide access to any information which might constitute a waiver of the attorney-client or similar privilege.

(e) Audited Financial Statements; Unaudited Quarterly Financial Statements; Financial Records. The Seller shall use its best efforts to prepare: (i) audited financial statements and financial data, for the period from the end of the Company’s last fiscal year to the Closing Date and the fiscal years ended September 28, 2007 and September 29, 2006, to the extent and of the type required by Regulation S-X in connection with any initial public offering by the Purchaser or its Affiliates, and (ii) unaudited financial statements and financial data for the four (4) most recent fiscal quarters ended June 27, 2008, in each case reviewed by KPMG LLP or its affiliates in accordance with Statement of Auditing Standards No. 100 (collectively, the “Post-Closing Financial Statements”). Promptly following the Closing, the Seller shall commence work preparing the Post-Closing Financial Statements, which shall be delivered to the Purchaser promptly following the Closing, and in any event within four (4) months following the Closing Date. The Purchaser shall pay for the first $300,000 of expenses in connection with the preparation of the Post-Closing Financial Statements and such expenses in excess of $300,000 shall be borne equally by the Purchaser and the Seller. The Seller shall preserve and retain all records, including all financial records, policies and procedures customarily required for the completion of an audit by an independent accounting firm, in its and its Affiliates possession (the “Financial Records”) following the Closing and through completion of the audit contemplated by this subparagraph (e), and shall provide the Purchaser access to all such Financial Records, and to its financial personnel and independent accounting firm, at the Purchaser’s expense, at reasonable times upon reasonable notice until completion of such audit. Thereafter, Seller shall deliver the Financial Records to the Purchaser; provided, however, that Seller may retain a copy of the Financial Records for its files. In furtherance and not in limitation of the obligations set forth in this Section 7.1(e), Seller shall not take any actions or omit to take any actions with the intent of preventing KPMG LLP or its affiliates from providing its or their consent for Purchaser to include such Post-Closing Financial Statements in any registration statement or other document or report to be filed by the Purchaser with the Securities and Exchange Commission.

(f) Seller Marks. The Purchaser acknowledges and agrees that it does not have, and following the Closing shall not have, any interest in or to any names, marks, trade names, trademarks and corporate symbols and logos of the Seller, including those incorporating “Planar” (collectively, the “Seller Marks”). Notwithstanding the foregoing, the parties agree that the Purchaser and the Company shall be entitled to, and only to, (a) sell products included in the inventory of the Company, products on order and products in transit, in each case as of the Closing, and (b) sell products under the Seller Marks in certain jurisdictions, for such period of time after the Closing as required to obtain the necessary regulatory approvals in such jurisdictions to sell products under the Company’s or the Purchaser’s marks, notwithstanding in either case that such products contain one or more of the Seller Marks. Except as may be the result of an inaccuracy of the Seller’s representations and warranties hereunder, Seller shall have no liability for, and the Purchaser and the Company shall hold the Seller harmless from, any and all Losses from third party claims relating to or arising out of the sale by the Purchaser or the Company after the Closing of products bearing the Seller Marks, subject to the procedural requirements set forth in Article VIII as they would apply in the event that the Purchaser or the Company was the Indemnifying Party. If the Purchaser breaches this Section 7.1(f), the Seller shall be entitled to specific performance and to injunctive relief against further violations, as well as any other remedies at law or in equity available to the Seller.

(g) Confidentiality. From and for three (3) years after the Closing, the Seller and its Affiliates shall keep secret and retain in confidence (in a manner consistent with Seller’s protection of its proprietary information, but in any event using not less than reasonable care), and shall not use for the benefit of itself or others, all confidential matters relating to the Business or the Company obtained prior to the Closing, and shall not disclose any of the foregoing to anyone outside of the Purchaser and its Affiliates, provided, however, this covenant shall not apply to any information which is or becomes generally available to the public other than as a result of disclosure by the Seller or its Affiliates. The Seller shall have the right to disclose the foregoing to the extent so required in any legally required government or securities filings, legal proceedings, subpoena, civil investigative demand or other similar process (provided the Seller (A) except to the extent legally prohibited, provides the Purchaser with prompt notice of such required disclosure so the Purchaser may attempt to obtain a protective order (and in the case of securities law filings, obtain exemptive relief from disclosure), (B) cooperates with the Purchaser, at the Purchaser ‘s expense, in obtaining such protective order or exemptive relief, and (C) only discloses that information which he or it is absolutely required to disclose as advised by counsel). Notwithstanding the foregoing, with respect to any Company Intellectual Property maintained by the Company as a trade secret, the provisions of this Section 7.1(g) shall survive for as long as Company maintains such Company Intellectual Property as a trade secret.

(h) Intellectual Property Matters.

(i) To the extent the conduct of the Business by the Company immediately following the Closing Date (consistent with how the Business is being currently conducted) infringes any Intellectual Property right of the Seller or its Affiliates existing prior to and subsisting after the Closing Date, the Seller (on behalf of itself and its Affiliates) hereby irrevocably waives and agrees never to assert such Intellectual Property rights against the Purchaser, its Affiliates and their successors in interest to such Intellectual Property rights.

(ii) At the Closing, the Company shall be in the possession of complete and correct copies of all Company Source Code (including all commented versions to the extent the same exist) and user and technical documentation related to the Company Products, as the same exists as of the Closing Date.

(iii) Following the Closing, the Seller and its Affiliates will not use the www.planar-dome.com and www.planardome.com domain names.

(iv) Following the Closing, upon the request of the Purchaser, the Seller shall cooperate with the Purchaser and/or the Company by facilitating an introduction of the Purchaser and/or the Company to Fergason Patent Properties LLC (“Fergason”) for the purpose of allowing the Purchaser or the Company to commence negotiations with Ferguson regarding a license to the stereoscopic display technology currently licensed by the Seller from Fergason pursuant to that certain License Agreement between the Seller and Fergason dated July 9, 2004 (as amended, the “Fergason Agreement”). To the extent the Purchaser agrees to procure a license from Fergason under which the Seller is paid a royalty pursuant to the terms of the Fergason Agreement the Seller will agree to waive or otherwise restructure its medical exclusivity so as to permit the Purchaser or the Company to make and sell medical-grade diagnostic imaging or patient monitors incorporating stereoscopic display technology licensed from Fergason.

(i) Operations and Indebtedness. Until the payment in full of the Delayed Payment and any additional payment required pursuant to Section 3.1, each of NDS and the Purchaser shall not permit any assets of the Company to become assets of the Purchaser or any of its affiliates, shall not permit the Company to incur any indebtedness of any kind, contingent or otherwise (other than trade payables in the ordinary course of business), or guarantee in any form the obligations of others and shall do all things necessary to ensure the Purchaser and the Company operate as separate and distinct entities from NDS and its Affiliates. Other than obligations under this Agreement and the Transaction Documents, NDS shall not permit the Purchaser to, and the Purchaser shall not, incur any indebtedness or obligations of any kind (other than trade payables in the ordinary course of business) or cause a Lien to be placed on the Shares, including the guarantee in any form of any other obligations, or have any activities or operations other than owning the stock of the Company and operating the Business.

(j) Third Party Consents.

(i) At Purchaser’s election, Seller shall use commercially reasonable efforts to assign to Purchaser or its designated subsidiary, affiliate or representative office, that certain Tenancy Agreement between Beijing Metropol Co., Ltd., as lessor, and Seller’s Shanghai Representative Office, as lessee. The parties shall endeavor to make such assignment promptly following Purchaser’s written notice to Seller requesting such assignment and pursuant to an assignment instrument reasonably acceptable to Purchaser.

(ii) To the extent any payment or consideration is required to obtain the consent or approval of any party under any of the agreements listed on Schedule 7.1(j) in connection with the Stock Purchase or for any such agreement to remain in full force or effect following the Closing, the costs shall be borne as set forth on Schedule 7.1(j), which costs shall not include any that result from any change in terms on which a party is willing to do business with a successor, including the Company or the Purchaser. The Seller will use commercially reasonable efforts to assist the Purchaser in connection with obtaining consents of the parties to the agreements listed in Schedule 7.1(j). For the avoidance of doubt, the Seller shall not have liability under this Agreement, other than as set forth in Schedule 7.1(j), for the failure of a third party to consent to the assignment of a Contract of the Business set forth in Section 4.4(a) in connection with the transactions contemplated by this Agreement, including the contribution of the Contracts to the Company by the Seller.

7.2	Non-Competition Agreement.

During the period beginning on the date hereof and ending on the date that is the three (3) year anniversary of the Closing Date (the “Restricted Period”), neither the Seller nor any of its Affiliates shall, without the prior written consent of the Purchaser, (i) design, develop, distribute and sell LCD medical-grade displays and related software for use in diagnostic imaging and medical-grade patient monitors, or otherwise compete with the Business as and in the manner in which it is conducted by the Company as of the Closing Date, or (ii) design, develop, distribute and sell products incorporating any stereoscopic display technology with medical-grade displays for use in diagnostic imaging and patient monitoring applications, in the case of both (i) and (ii) in any country, province, state, city or other political subdivision of the world in which the Business operates or otherwise distributes, licenses or sells related products or services during the Restricted Period.

7.3	Employee Non-Solicitation Agreement.

During the one-year period following the Closing Date, the Seller shall not, and shall cause its Subsidiaries not to, hire or solicit the employment or engagement of services by the Seller or any of its Subsidiaries of any Continuing Employee without the prior written consent of the Purchaser. For purposes of the prior sentence: (i) any general solicitation for employment (including general solicitation via the internet, newspaper advertisements and the like) that may be targeted to a particular geographical or technical area but that are not targeted specifically towards the Continuing Employees; (ii) the employment of any Continuing Employee who contacts the Seller or its Subsidiaries on his or her own initiative and without any direct or indirect solicitation by the Seller or its Subsidiaries; and (iii) the employment of any Continuing Employee who is no longer an employee of the Company shall not be considered a “solicitation” of employees.

7.4	Miscellaneous.

The Seller acknowledges that the restrictions contained in Sections 7.3 and 7.4 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. The Seller acknowledges that any violation of Sections 7.3 and 7.4 will result in irreparable injury to the Purchaser and agrees that the Purchaser shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, which rights shall be cumulative and in addition to any other rights or remedies to which the Purchaser may be entitled.

ARTICLE VIII – SURVIVAL OF REPRESENTATIONS, WARRANTIES AND

COVENANTS; INDEMNIFICATION

8.1	Survival.

All representations and warranties of the Seller in Article IV of this Agreement or in the certificates delivered pursuant to Section 6.1 shall survive until the first anniversary of the Closing Date; provided, however, that the representations and warranties in Sections 4.1 (Organization, Qualification and Corporate Power), 4.2 (Enforceability), 4.6 (Capitalization), and 4.15 (Tax Matters) shall survive until, and shall terminate upon, 90 days after the expiration of the applicable statute of limitations with respect to the liability in question; and, provided, further, that the representations and warranties in Section 4.11 (Intellectual Property) shall survive until, and shall terminate upon, the third anniversary of the Closing Date. All representations and warranties of the Purchaser in Article V or in the certificates delivered pursuant to Section 6.2 shall survive until the earlier to occur of (i) payment of the Delayed Payment or (ii) the first anniversary of the Closing Date; provided, however, that the representations and warranties in Sections 5.1 (Organization, Qualification and Corporate Power), and 5.2 (Enforceability) shall survive until, and shall terminate upon, 90 days after the expiration of the applicable statute of limitations with respect to the liability in question. The covenants and agreements to be performed after Closing set forth in this Agreement, including those set forth in Section 7.1, shall survive the Closing and continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

8.2	Seller’s Indemnification.

(a) Subject to the limitation set forth in this Article VIII, from and after the Closing Date, the Seller shall indemnify the Purchaser and its officers, managers, members, Affiliates, successors and assigns (the “Indemnified Parties”) for and hold them harmless from any and all claims, liabilities, losses, damages, Taxes, costs and expenses, including reasonable fees and disbursements of counsel and consultants and including any such reasonable out-of-pocket expenses incurred in investigating, defending against or settling any of the foregoing

(collectively, “Losses”), suffered or incurred by the Indemnified Parties, related to or arising out of: (i) any breach or inaccuracy of any representation and warranty made by the Seller to the Purchaser in this Agreement; (ii) any failure by the Seller to perform or comply with any covenant in or obligation under this Agreement; (iii) any Funded Indebtedness outstanding as of the Closing (other than as a result of any financing arranged by the Purchaser); and (iv) any Pre-Closing Employee Liabilities.

(b) The Indemnifying Party (as defined below) shall not have any right of contribution, indemnification or right of advancement from the Purchaser or the Company with respect to any Loss claimed by an Indemnified Party.

(c) Nothing in this Agreement shall limit the right of any party to the Transition Services Agreement to pursue remedies under the Transition Services Agreement against the parties thereto or any rights of the Seller to contribution under any Contract assigned to the Company or an Affiliate of the Purchaser under Applicable Law.

8.3	Claims.

(a) Notice and Determination of Claims. An Indemnified Party seeking indemnification hereunder, whether or not the applicable dollar amount limitations specified in Section 8.4 have been exceeded, shall promptly notify Seller (sometimes referred to in this Article VII as the “Indemnifying Party”) in writing (the “Claim Notice”) of any claim, action, suit, proceeding, demand or breach (collectively, a “Claim”) with respect to which the Indemnified Party claims indemnification hereunder. Any Claim Notice delivered under this Section 8.3 shall describe in reasonable detail the facts and circumstances on which the asserted indemnification claim is based, specify the amount of such indemnification claim if then ascertainable and, if not then ascertainable, the estimated amount thereof, shall specify the basis for indemnification pursuant to this Agreement. After receipt of the Claim Notice, the Indemnified Party and the Indemnifying Party shall first attempt to negotiate in good faith a written resolution of such disputed Claim within a period not to exceed sixty (60) days from the date of receipt of a request for such negotiation. Such negotiations shall be conducted by officers of each of the Indemnifying Party and the Indemnified Party who have authorization to resolve such disputed claim. In the event the Indemnifying Party and the Indemnified Party cannot negotiate a written resolution to such disputed claim during such sixty (60) day negotiation period, the disputed Claim will be resolved in accordance with this Agreement. A failure by the Indemnified Party to deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations under this Article VIII except to the extent, if at all, that such Indemnifying Party shall have been materially prejudiced thereby and except as set forth in Section 8.4(a).

(b) Third Party Claims.

(i) If any Claim against the Indemnified Party is made by or in respect of a third party (a “Third Party Claim”), the Indemnified Party shall promptly after receiving notice of such Third Party Claim, deliver to the Indemnifying Party a Claim Notice, accompanied by copies of all documents and information relevant to the Third Party Claim and in the Indemnified Party’s possession.

(ii) Upon written notice to the Indemnified Party within thirty (30) days after receipt of the Claim Notice, the Indemnifying Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any Third Party Claim at its own expense. If the Indemnifying Party elects to direct the defense of any Third Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably withheld or delayed) or unless the Indemnifying Party, withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such liability. The Indemnifying Party shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The Indemnified Party shall retain the right to employ its own counsel and to participate, at its own expense, in the defense or handling of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto.

(iii) If there is a Third Party Claim that, if adversely determined would give rise to a right of indemnification for Losses under this Article VIII, then any amounts incurred, paid or accrued in defense or settlement of such Third-Party Claim, regardless of the outcome of such Third Party Claim, shall be deemed to be Losses that were actually sustained, suffered or incurred by the Indemnified Party for purposes of the indemnification obligations of the Indemnifying Party set forth in this Article VIII. If the Indemnifying Party does not give written notice to the Indemnified Party within thirty (30) days after receipt of the Claim Notice of a Third Party Claim that the Indemnifying Party has elected to assume the defense of such Third Party Claim or if the Indemnifying Party shall fail to defend or, if after commencing or undertaking any such defense, shall fail to prosecute or shall withdraw from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. If the Indemnified Party assumes the defense of any Third Party Claim pursuant to this Section 8.3(b)(iii) and proposes to settle such Third Party Claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such Third Party Claim. If the Indemnified Party assumes the defense of a Third Party Claim pursuant to the terms of this Section 8.3(b)(iii), the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Third Party Claim and shall, subject to this Section 8.3(b)(iii), not settle such Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably delayed or withheld). If an Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

(iv) In connection with any defense of a Third Party Claim, each of the parties to this Agreement shall, and shall use commercially reasonable efforts to cause their respective controlled Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by any other party in connection therewith.

8.4	Limitations; Exclusive Remedy; Effect of Investigation; Waiver.

The obligations set forth in this Article VIII are subject to the following limitations:

(a) Claim Notice. No Indemnifying Party shall be obligated to defend and hold harmless any Indemnified Party, or otherwise be liable to such Indemnified Party, with respect to any indemnification claim made by the Indemnified Party pursuant to Section 8.2(a)(i) unless a Claim Notice with respect to such indemnification claim shall have been delivered to the Indemnifying Party prior to the expiration of the survival period for such claim specified in Section 8.1 above.

(b) Deductible Basket; Maximum Liability. The Indemnified Parties shall not be entitled to indemnification for any Losses pursuant to Section 8.2(a)(i) unless and until such time as the cumulative aggregate amount of all indemnifiable Losses exceeds $342,500 (the “Deductible Basket”), after which the Indemnified Parties shall be entitled to recover only for amounts in excess of the Deductible Basket. The aggregate maximum amount of Losses for which the Indemnified Parties are entitled to indemnification pursuant to Section 8.2(a)(i) shall be limited to $5,137,500 (the “Cap”). The Deductible Basket and the Cap shall not apply to any Claims based upon fraud or breaches of the Seller’s representations in Sections 4.1 (Organization, Qualification and Corporate Power), 4.2 (Enforceability), 4.6 (Capitalization), 4.15 (Tax Matters) and 4.23 (Brokers’ Fees).

(c) Calculation of Losses. Any payments to the Indemnified Parties pursuant to Section 8.2 shall be limited to the amount of any Losses that remain after deducting therefrom any insurance, indemnity, contribution or other similar payments actually recovered by the Purchaser, the Company or any of their respective Affiliates from any third party with respect thereto (net of all related costs).

(d) Effect of Investigation; Waiver. An Indemnified Party’s right to indemnification or other remedies based upon the representations and warranties of the Seller will not be affected by any investigation of the Indemnified Party. Such representations and warranties shall not be affected or deemed waived by reason of the fact that the Indemnified Party should have known that any representation or warranty might be inaccurate. Any investigation by the Purchaser shall be for its own protection only and shall not affect or impair any right or remedy of the Purchaser.

(e) Exclusive Remedy; Consequential and Other Special Damages.

(i) Each of the Indemnified Parties hereby acknowledges and agrees that, following the Closing, its sole and exclusive remedy with respect to any and all Losses relating to the subject matter of this Agreement, other than any Losses arising from the fraud of the Seller or for Taxes pursuant to Section 7.1(b), shall be pursuant to the indemnification provisions set forth in this Article VIII. This Section 8.4(e)(i) will not limit any party’s right to seek equitable or injunctive relief.

(ii) In no event shall any indemnifying party be liable for special, indirect, incidental, punitive or consequential damages; provided, however, that the parties acknowledge and agree that for purposes of this Article XIII, any damages actually paid to a third party in respect of a Third Party Claim shall be considered direct damages rather than special, indirect, incidental, punitive or consequential damages, and shall therefore constitute indemnifiable Losses hereunder.

(f) Adjustment to Purchase Price. All payments made pursuant to this Article VIII shall be deemed adjustments to the Purchase Price for Tax and all other purposes.

(g) No Right of Set-Off. No Indemnified Party may set off any claim for indemnification or otherwise against the Delayed Payment or the Note.

ARTICLE IX – MISCELLANEOUS

9.1	Expenses.

Subject to Section 7.1(e) and regardless of whether the transactions contemplated by this Agreement are consummated and unless otherwise expressly set forth in this Agreement, each party to this Agreement shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby; the parties acknowledging that prior to Closing, expenses of the Company in connection with this Agreement and the transactions contemplated hereby are expenses of the Seller.

9.2	Publicity.

The Purchaser agrees that immediately after the execution and delivery of this Agreement and immediately after the Closing the Seller shall, after consultation with the Purchaser, issue a press release concerning this Agreement and the Closing, as the case may be, and, within four Business Days of the execution of this Agreement, file a report on Form 8-K with the U.S. Securities and Exchange Commission disclosing the entry into this Agreement and attaching a copy of this Agreement.

9.3	Notices.

Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

To the Purchaser or NDS or, after the Closing, the Company:

NDS Imaging Holdings, LLC

5750 Hellyer Avenue

San Jose, California 95138

Fax: (408) 776-9878

Attention: Legal Counsel

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Fax: (650) 493-6811

Attention: Jeffrey D. Saper

To the Seller:

Planar Systems, Inc.

1195 N.W. Compton Drive

Beaverton, Oregon 97006-1992

Fax: (503) 748-1541

Attention: General Counsel

with a copy to:

Perkins Coie LLP

1120 N.W. Couch St., 10th Floor

Portland, Oregon 97209-4128

Fax: (503) 346-2048

Attention: Roy W. Tucker

9.4	Headings.

The headings contained in this Agreement are intended solely for convenience and shall not in any way affect the meaning or interpretation of this Agreement.

9.5	Seller Deliverables.

When a Section of this Agreement provides that an item has been made available for inspection or delivered to the Purchaser, such obligation of the Seller will have been satisfied if such item was available on the date of this Agreement in the electronic data room provided by Pandesa ShareVault pursuant to which due diligence materials were made available to the Purchaser and its Representatives.

9.6	Entire Agreement; Amendments.

This Agreement, including any exhibits hereto and the Seller Disclosure Schedule, and the Transaction Documents constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings, written or oral, between the parties, or any of them, with regard to the subject matter hereof and thereof. This Agreement may not be amended, modified or waived orally, but only by an instrument in writing signed by an authorized representative of each of the parties hereto.

9.7	Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.8	Waiver.

Waiver of any term or condition of this Agreement by any party hereto shall be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or any other terms or conditions of this Agreement. No waiver shall be effective unless it is in writing signed by an authorized representative of the waiving party.

9.9	Binding Effect; Assignment.

This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights or obligations of a party hereunder may be assigned or transferred by operation of law or otherwise by such party without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights or obligations without such consent shall be void and of no effect. Notwithstanding the foregoing, (a) the indemnification and other rights hereunder of a party may be assigned as collateral to any lender of such party or any its Affiliates, (b) any party may assign its rights and obligations hereunder to an Affiliate, and (c) any party may assign its rights and obligations hereunder in connection with a sale of all or substantially all of its assets, business or securities, provided that, in any case, such assignment shall not relieve the assigning party of its obligations under this Agreement.

9.10	No Third Party Beneficiaries.

Nothing in this Agreement shall confer any rights or liabilities upon any Person that is not a party to this Agreement, except as expressly provided hereunder.

9.11	Specific Performance.

The parties to this Agreement agree that irreparable damage would occur in the event that the parties do not consummate the Stock Purchase in accordance with the specific terms of this Agreement. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in order to cause the Stock Purchase to be consummated in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12	Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.13	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles thereof.

9.14	Consent to Jurisdiction and Venue.

ANY ACTION INVOLVING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT AND MAINTAINED SOLELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO (I) IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURT OF CHANCERY IN THE STATE OF DELAWARE, IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREIN AND IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY (PROVIDED, THAT, THE FOREGOING SHALL NOT AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW) AND WAIVES AND COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION WHICH THEY MIGHT OTHERWISE HAVE TO SUCH JURISDICTION, VENUE AND SUCH PROCESS AND (II) AGREES NOT TO COMMENCE ANY LEGAL PROCEEDINGS RELATED HERETO EXCEPT IN SUCH COURTS. THE PARTIES AGREE THAT FOR THE PURPOSE OF ENFORCING THE COVENANTS IN THIS AGREEMENT, THE PARTIES MAY APPLY DIRECTLY TO ANY COURT OF COMPETENT JURISDICTION WHEREVER LOCATED FOR A TEMPORARY RESTRAINING ORDER, INJUNCTION OR INJUNCTIVE RELIEF OR OTHER INTERIM OR CONSERVATORY RELIEF, AS NECESSARY, TO ENFORCE THE COVENANTS IN THIS AGREEMENT WITHOUT BREACH OF THIS PROVISION AND WITHOUT ABRIDGEMENT OF THE POWERS OF THE DELAWARE COURTS.

9.15	Waiver of Jury Trial.

EACH OF THE PURCHASER AND THE SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PURCHASER AND THE SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.16	Other Remedies.

Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, and the exercise by a party of any one right or remedy hereunder will not preclude the exercise of any other right or remedy.

9.17	Interpretation.

The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.18	Rules of Construction.

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Stock Purchase Agreement as of the date and year first above written.

PLANAR SYSTEMS, INC.

By:	/s/ Gerald Perkel
Name:	Gerald Perkel
Title:	President and Chief Executive Officer

NDS IMAGING HOLDINGS, LLC

By:	/s/ John P. Murphy
Name:	John P. Murphy
Title:	President and CEO

NDS SURGICAL IMAGING, LLC

By:	/s/ John P. Murphy
Name:	John P. Murphy
Title:	President and CEO

Signature Page to Stock Purchase Agreement